AYE CREDIT AGREEMENT

                   CREDIT AGREEMENT dated as of February 21, 2003 among ALLEGHENY ENERGY, INC., a Maryland corporation (the "Parent"), MONONGAHELA POWER COMPANY, an Ohio corporation ("MPC") and WEST PENN POWER COMPANY, a Pennsylvania corporation ("WPPC", and together with the Parent and MPC, collectively, the "Borrowers"), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial AYE Lenders (the "Initial AYE Lenders"), JPMORGAN CHASE BANK ("JPMC"), as the issuing bank for the letter of credit pursuant to this Agreement (in such capacity, the "Initial AYE Issuing Bank" and, together with the Initial AYE Lenders, the "Initial AYE Lender Parties"), and CITIBANK, N.A. ("Citibank"), as AYE Lender Agent (together with any successor AYE Lender Agent appointed pursuant to Article VII, the "AYE Lender Agent") for the AYE Lender Parties (as hereinafter defined).

PRELIMINARY STATEMENTS

                   (1)     As of the date hereof, the Borrowers are indebted to certain banks and financial institutions (the "Existing AYE Lenders") pursuant to one or more of the agreements and instruments listed in Part A of Schedule I (collectively, the "Existing AYE Debt Documents"), and the aggregate principal amount owed by each Borrower, if any, as of the date hereof to each Existing AYE Lender under the Existing AYE Debt Documents is set forth in Part B of Schedule I opposite the name of such Existing AYE Lender and such Borrower (all such amounts, collectively, the "Existing AYE Debt").

                   (2)     As of the date hereof, a letter of credit (L/C No. P-227614) in the amount of $15,000,000 has been issued by JPMC for the account of the Parent in favor of Rural Utilities Service and South Mississippi Electric Power Assoc. (the "Existing L/C").

                   (3)     Pursuant to a Credit Agreement dated as of the date hereof (the "Hagerstown Credit Agreement"), Hagerstown (as hereinafter defined) has established an unsecured loan facility in the aggregate amount of $25,000,000 in favor of the Parent to refinance the Existing Hagerstown Loan (as hereinafter defined), subject to the terms and conditions contained in the Hagerstown Credit Agreement.

                   (4)     The Borrowers have requested that the Initial AYE Lender Parties establish an unsecured loan facility in the aggregate amount of $305,000,000 in favor of the Borrowers, with up to (a) $15,000,000 thereof to be made available to the Parent in the form of a single Letter of Credit (as hereinafter defined), (b) $75,000,000 thereof to be made available to MPC (the "MPC Sublimit") and (c) $75,000,000 thereof to be made available to WPPC (the "WPPC Sublimit"). The Initial AYE Lender Parties have indicated their willingness to provide such financing on the terms and conditions of this Agreement and the other AYE Loan Documents (as hereinafter defined).

                   (5)     As of the date hereof, Allegheny Energy Supply Company, LLC, a Delaware limited liability company and a Subsidiary (as hereinafter defined) of the Parent ("AESC"), has requested that certain banks and financial institutions (collectively, the "AESC Lenders") establish senior secured and unsecured loan facilities in an aggregate amount of $2,107,780,162.77 in favor of AESC to refinance existing indebtedness of AESC and to provide AESC with additional financing.

                   (6)     The AESC Lenders have indicated their willingness to provide such financing on the terms and conditions of certain documents, including an intercreditor agreement, dated as of the date hereof, to be entered into between the Parent, AESC, the Agents (as hereinafter defined), the agents of the AESC Lenders and Law Debenture Trust Company of New York, as Indenture Trustee (the "Intercreditor Agreement") which sets forth certain agreements among the parties thereto.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
"Action" has the meaning specified in Section 6.01(n).
"Accounting Review Adjustments" means adjustments resulting from the Borrowers' comprehensive review of accounting records, as disclosed in a press release issued by the Parent on November 4, 2002.
"Additional Provisions" has the meaning set forth in the definition of "Federal Book Entry Regulations".
"Advance" means a Loan Advance or a Letter of Credit Advance.
"AESC" has the meaning set forth in Preliminary Statement (5) of this Agreement.

                   "AESC Company Bonds " means bonds issued pursuant to (a) the Indenture dated March 15, 2001 between AESC and Bank One Trust Company, NA, as trustee and (b) the Indenture dated April 8, 2002 between AESC and Bank One Trust Company, NA, as trustee.

"AESC Companies" means AESC and its Subsidiaries.
"AESC Debt" means all Debt of the AESC Companies incurred pursuant to, or permitted under, the AESC Loan Documents.
"AESC Lenders" has the meaning set forth in Preliminary Statement (5) of this Agreement.
"AESC Letter of Credit" means any letter of credit issued pursuant to the AESC Loan Documents for the account of AESC.
"AESC Liens" means all Liens created pursuant to, or permitted under, the AESC Loan Documents.
"AESC Loan Documents" has the meaning set forth in the Intercreditor Agreement.

                   "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

                   "Affiliate Energy Contracts" means, collectively, (a) the Power Sales Agreement between PEC and AESC dated January 1, 2001, as supplemented by the Memorandum of the Operating Committee dated October 1, 2001, and Amendment No. 1 to the Memorandum of the Operating Committee effective January 1, 2002; (b) the Power Sales Agreement between PEC and AESC for Virginia dated January 1, 2001, as supplemented by the Memorandum of the Operating Committee dated October 1, 2001, and Amendment No. 1 to the Memorandum of the Operating Committee effective January 1, 2002; (c) the Facilities Lease Agreement between PEC and AESC dated August 1, 2000, and the Service Agreement between PEC and AESC for West Virginia dated August 1, 2000; (d) the Power Sales Agreement between WPPC and AESC dated January 1, 2001, as supplemented by the Memorandum of the Operating Committee dated August 1, 2001, and Amendment No. 1 to the Memorandum of the Operating Committee effective January 1, 2002; and (e) the Power Sales Agreement between MPC and AESC dated June 1, 2001, as supplemented by the Memorandum of the Operating Committee dated August 1, 2001, and Amendment No. 1 to the Memorandum of the Operating Committee effective January 1, 2002.

"Agents" means the AYE Lender Agent and the AYE/AESC Intercreditor Agent.
"Agreement" means this Credit Agreement.

                   "Agreement Value" means, for each Hedge Agreement, on any date of determination, an amount determined by the Parent in good faith equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the "Master Agreement"), the amount, if any, that would be payable by any Borrower or any Subsidiary of a Borrower to its counterparty to such Hedge Agreement pursuant to the terms of such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Borrower or Subsidiary was the sole "Affected Party", and (iii) the Parent was the sole party determining such payment amount (with the Parent making such determination pursuant to the provisions of the Master Agreement or the Hedge Agreement (whichever is applicable)); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement (after any netting permitted pursuant to the terms of such Hedge Agreement (including any netting across different Hedge Agreements and Master Agreements to the extent permitted by contract)) to the relevant Borrower or Subsidiary of any Borrower party to such Hedge Agreement determined by the Parent in good faith based on the settlement price of such Hedge Agreement on such date of determination, or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement (after any netting permitted pursuant to the terms of such Hedge Agreement (including any netting across different Hedge Agreements and Master Agreements to the extent permitted by contract)) to the relevant Borrower or Subsidiary of any Borrower party to such Hedge Agreement, if any, as determined by the Parent in accordance with the terms of such Hedge Agreement or, if such Hedge Agreement does not provide a methodology for such determination, the amount, if any, by which (i) the present value of the future cash flows to be paid by such Borrower or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Borrower or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

                   "Applicable Law" means, with respect to any Person, any and all laws, statutes, regulations, rules, orders, injunctions, decrees, writs, determinations, awards and judgments issued by any Governmental Authority applicable to such Person, including all Environmental Laws.

                   "Applicable Lending Office" means, with respect to each AYE Lender Party, such AYE Lender Party's Domestic Lending Office in the case of a Base Rate Advance and such AYE Lender Party's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

"Applicable Margin" means 4.00% per annum for Base Rate Advances and 5.00% per annum for Eurodollar Rate Advances.

                   "Approved Fund" means, with respect to any AYE Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such AYE Lender or by an Affiliate of such investment advisor.

"Arrangers" means Salomon Smith Barney, Inc., J.P. Morgan Securities Inc. and Scotia Capital (USA) Inc.

                   "Asset Sale" means any Sale of any Asset by the Parent or any of its Subsidiaries to a third party which is not the Parent or any of such Subsidiaries, other than any Sale of an Asset in accordance with Section 5.02(e)(ii) or (iii).

                   "Assets" means, with respect to any Person, all or any part of its business, property, rights, interests and assets, both tangible and intangible (including Equity Interests in any Person), wherever situated.

                   "Assignment and Acceptance" means an assignment and acceptance entered into by any AYE Lender Party and an Eligible Assignee, and accepted by the AYE Lender Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C.

                   "Available Amount" of the Letter of Credit or any AESC Letter of Credit means, at any time, the maximum amount available to be drawn under the Letter of Credit or AESC Letter of Credit, respectively, at such time (assuming compliance at such time with all conditions to drawing).

"AYE Bank Debt" means the Senior Debt Obligations and the Obligations under the Hagerstown Facility.
"AYE Issuing Bank" means the Initial AYE Issuing Bank and each Person that shall become an AYE Issuing Bank hereunder pursuant to Section 8.07.
"AYE Lender" means each Initial AYE Lender and each Person that shall become an AYE Lender hereunder pursuant to Section 8.07.
"AYE Lender Agent" has the meaning specified in the recital of parties to this Agreement.
"AYE Lender Parties" means the AYE Lenders and the AYE Issuing Bank.

                   "AYE Lender Agent's Account" means the account of the AYE Lender Agent maintained by the AYE Lender Agent with Citibank, N.A., at its office at 399 Park Avenue, New York, New York (ABA No. 021000089), Account No. 36852248, Reference: Allegheny Energy, Inc., or such other account as the AYE Lender Agent shall specify in writing to the AYE Lender Parties.

"AYE Loan Documents" means this Agreement, the Notes, the Fee Letters, the Letter of Credit Agreements and the Intercreditor Agreement.
"AYE/AESC Intercreditor Agent" means Citibank, not in its individual capacity but solely as intercreditor agent under the Intercreditor Agreement.
"Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:
(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate; and
(b) 1/2 of 1% per annum above the Federal Funds Rate.
"Base Rate Advance" means an Advance that bears interest as provided in Section 2.07(a)(i).
"BB&T" means Branch Banking and Trust Company, a North Carolina banking corporation.
"BB&T Facility" means the $10,000,000 unsecured credit facility made or to be made available to MPC pursuant to the BB&T Loan Agreement.

                   "BB&T Loan Agreement" means the loan agreement among MPC and BB&T in form and substance satisfactory to the Required AYE Lenders, and as amended, amended and restated, supplemented or otherwise modified in accordance with Section 5.02(s).

                   "BB&T Loan Documents" means the BB&T Loan Agreement and all promissory notes and instruments that evidence Obligations owing to BB&T under the BB&T Facility, in form and substance satisfactory to the Required AYE Lenders, and as amended, amended and restated, supplemented or otherwise modified in accordance with Section 5.02(s).

"Bond Debt" means all Debt under the Bond Instruments.

                   "Bond Instruments" means (a) the Existing Indentures, (b) the First Mortgage Bonds, (c) the Pollution Control Bonds, (d) the AESC Company Bonds, (e) the Note Purchase Agreement dated October 12, 1995, between Mountaineer Gas Company and John Hancock Mutual Life Insurance Company, (f) the Constituent Documents of MPC, (g) the Transition Bonds and (h) the Medium Term Notes.

"Borrower Information" has the meaning set forth in Section 8.14(b).
"Borrowers" has the meaning specified in the recital of parties to this Agreement; provided that "Borrower" shall not include MPC until the date of the initial Borrowing by MPC hereunder.
"Borrower's Account" means, with respect to any Borrower, such account as such Borrower shall specify in writing to the AYE Lender Agent.
"Borrowing" means a borrowing consisting of simultaneous Loan Advances of the same Type, made by the AYE Lenders.

                   "Borrowing Limit" means, as of any time with respect to (a) the Parent, an amount equal to the aggregate of the Unused Loan Commitments of all AYE Lenders at such time, and (b) any other Borrower, the Regulated Subsidiary Sublimit applicable to such Borrower, minus the aggregate principal amount of all outstanding Advances made to such Borrower at such time.

                   "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

                   "Business Plan" means a business operating and financial plan, prepared by the Parent, and setting forth financial projections and pro forma balance sheets, income statements and cash flow statements on a monthly basis for the period commencing on January 1, 2003 until the date specified in clause (a) of the definition of "Termination Date" with respect to the Parent and its Subsidiaries.

"CapEx Budget" has the meaning set forth in Section 3.01(p).

                   "Capital Expenditures" means, for any Person for any period, the sum of, without duplication, all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period (whether financed by cash or by Debt (including Obligations under Capitalized Leases) assumed or incurred to fund, directly or indirectly, such expenditures) for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

"Capitalized Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

                   "Cash Collateral Account" means a non-interest bearing securities account opened, or to be opened by the AYE Lender Agent and in which a Lien has been granted to the AYE Lender Agent for the benefit of the AYE Lender Parties pursuant to documentation in form and substance satisfactory to the AYE Lender Agent to the extent that the Letter of Credit is required to be cash collateralized in accordance with this Agreement.

                   "Cash Equivalents" means any of the following, to the extent owned by any Borrower or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is an AYE Lender Party or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $2,500,000,000; provided that the aggregate principal amount of certificates of deposit and time deposits of any one bank shall not exceed $20,000,000 at any one time, (c) commercial paper in an aggregate amount of no more than $40,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least "Prime-1" (or the then equivalent grade) by Moody's Investors Service, Inc. or "A-1" (or the then equivalent grade) by Standard & Poor's, a division of The McGraw-Hill Companies, Inc, or (d) mutual fund investments in the Dreyfus Treasury Cash Management Investor Class (673) fund, the Goldman Sachs FS Federal Fund Administration Class (521) fund, the Goldman Sachs FS Government Fund Administration Class (466) fund or any other mutual fund the sole investments of which are the cash equivalents identified in clauses (a) through (c) above.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.
"CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

                   "Change of Control" means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent (or other securities convertible into such Voting Interests) representing 20% or more of the combined voting power of all Voting Interests of the Parent; or (b) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Parent (the "Original Directors") shall cease for any reason to constitute a majority of the board of directors of the Parent (unless replaced by individuals nominated or proposed by the Original Directors); or (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent.

"Citibank" has the meaning specified in the recital of parties to this Agreement.
"Closing Date" means the date on which all conditions precedent in Section 3.01 have been satisfied (or waived as provided therein).
"Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
"Commitments" means, collectively, the Loan Commitments and the Letter of Credit Commitments of each AYE Lender Party.
"Consolidated" refers to the consolidation of accounts in accordance with GAAP.

                   "Constituent Documents" means, with respect to any Person, (a) the articles or certificate of incorporation or other similar organizational document of such Person, (b) the by-laws or other similar document of such Person, (c) any certificate of designation or instrument relating to the rights of holders (including preferred shareholders) of Equity Interests in such Person and (d) any shareholder rights agreement or other similar agreement.

                   "Contest" means, with respect to the payment of Taxes or any other claims or liabilities by any Person, to contest the validity or amount thereof in good faith by appropriate proceedings timely instituted and diligently pursued within the applicable statutory period and in accordance with Applicable Law; provided that the following conditions are satisfied: (a) such Person has posted a bond or other security in accordance with Applicable Law (if required) or has established adequate reserves with respect to the contested items in accordance with, and to the extent required by, GAAP; (b) during the period of such contest, the enforcement of any contested item is effectively stayed; (c) neither such Person nor any of its officers, directors or employees nor any AYE Lender Party, any Agent or any of their respective officers, directors or employees is, or could reasonably be expected to become, subject to any criminal liability or sanction in connection with such contested items; and (d) no Lien relating to such contest attaches to any Assets of such Person and becomes enforceable against other creditors of such Person.

                   "Contingent Obligation" means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

"Conversion", "Convert" and "Converted" each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

                   "Current Assets" of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

                   "Current Liabilities" of any Person means all liabilities or items of such Person that would, in accordance with GAAP, be classified as current liabilities of a company conducting a business the same as or similar to that of such Person.

                   "Debt" of any Person (the "obligor") means, without duplication, (a) all obligations of such Person for or in respect of moneys borrowed or raised (whether or not for cash) by whatever means (including acceptances, deposits, discounting, letters of credit, factoring (other than on a non-recourse basis), and any other form of financing which is recognized in accordance with GAAP in the obligor's financial statements as being in the nature of a borrowing or is treated as "off-balance" sheet financing (including all amounts financed under any Synthetic Lease or other synthetic financing transaction)); (b) all Obligations of the obligor evidenced by notes, bonds, debentures or other similar instruments other than any such instruments issued in connection with accounts payable excluded pursuant to the parenthetical in clause (c) below; (c) all Obligations of the obligor for the deferred purchase price of property or services (other than accounts payable within 90 days of being incurred arising in the ordinary course of such Person's business and not more than 90 days past due and not subject to a Contest); (d) all obligations of the obligor created or arising under any Finance Leases with respect to property acquired by the obligor (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Obligations of the obligor as lessee under Capitalized Leases; (f) all obligations, contingent or otherwise, of the obligor under acceptance, letter of credit or similar facilities other than as issued (i) in connection with Obligations excluded pursuant to clause (b) above or the parenthetical in clause (c) above; or (ii) as credit support for leases which are not Capitalized Leases or Finance Leases; (g) all Obligations of the obligor created or arising under any conditional sale or other title retention agreement with respect to property acquired by the obligor (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (h) all Obligations of the obligor to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in the obligor or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (i) all Obligations of the obligor in respect of Hedge Agreements; (j) all Contingent Obligations of the obligor with respect to Debt; and (k) all indebtedness and other payment Obligations referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by the obligor, even though the obligor has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

                   "Debt/Equity Issuance" means any sale or issuance of Equity Interests by the Parent or any of its Subsidiaries in the Parent or such Subsidiary, respectively, or any incurrence or issuance of Debt for Borrowed Money by the Parent or any of its Subsidiaries, other than (a) Debt under the AYE Loan Documents, (b) Debt under the AESC Loan Documents, (c) Debt under the Hagerstown Loan Documents, (d) Permitted Regulated Subsidiary Debt, (e) Debt owed to Affiliates to the extent such Debt is pledged to the AESC Lenders pursuant to the AESC Loan Documents or is permitted pursuant to Section 5.02(b)(ii), (x) or (xii) of this Agreement, (f) reimbursement obligations for amounts paid on behalf of the Parent or any of its Subsidiaries in accordance with applicable requirements under the Public Utility Holding Company Act of 1935 with respect to the provision of goods or services to the Parent and one or more Subsidiaries of the Parent or to two or more Subsidiaries of the Parent, (g) Debt under the BB&T Loan Documents, (h) Debt under Capitalized Leases permitted by the AESC Loan Documents or Section 5.02(b)(xi), (i) purchase money obligations permitted by the AESC Loan Documents or Section 5.02(b)(xi), (j) Debt incurred by the Parent or any of its Subsidiaries (other than an AESC Company) pursuant to financial arrangements among the Parent and certain of its Subsidiaries with respect to inter-company loans pursuant to the authorization and restrictions of the Securities and Exchange Commission and (k) Equity Interests issued after the date hereof by any Subsidiary of the Parent which is made pro rata to holders of Equity Interests in such Subsidiary as of the date hereof or, in the case of AESC only, issued solely to the Parent.

                   "Debt for Borrowed Money" means Debt of the types specified in (a) clauses (a), (b), (d) and (e) of the definition of Debt and (b) to the extent relating to Debt of the types specified in one or more of clauses (a), (b), (d) and (e) of the definition of Debt, clauses (j) and (k) thereof.

"Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
"Default Notification" has the meaning set forth in the Intercreditor Agreement.
"Defaulted Debt" has the meaning specified in Section 6.01(p).
"Disclosed Litigation" has the meaning specified in Section 3.01(h).
"Dollars" and "$" mean the lawful currency of the United States of America.

                   "Domestic Lending Office" means, with respect to any AYE Lender Party, the office of such AYE Lender Party specified as its "Domestic Lending Office" opposite its name on Schedule II or in the Assignment and Acceptance pursuant to which it became a AYE Lender Party, as the case may be, or such other office of such AYE Lender Party as such AYE Lender Party may from time to time specify to the Borrowers and the AYE Lender Agent.

                   "DWR Contract" means, collectively, (a) the Master Power Purchase and Sale Agreement made as of March 23, 2001 between Allegheny Trading Finance Company, a Delaware corporation (as assignee of AESC), as Party A thereunder, and California Department of Water Resources, as Party B and (b) the Master Power Purchase and Sale Agreement made as of April 20, 2001 between Allegheny Trading Finance Company, a Delaware corporation (as assignee of AESC), as Party A thereunder, and California Department of Water Resources, as Party B.

                   "Eligible Assignee" means (a) with respect to any AYE Lender, (i) any other AYE Lender; (ii) an Affiliate of an AYE Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (v); (vi) the central bank of any country that is a member of the OECD; and (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having a combined capital and surplus of at least $500,000,000; and (viii) any other Person approved by the AYE Lender Agent and the AYE Issuing Bank, such approval not to be unreasonably withheld or delayed and (b) with respect to the AYE Issuing Bank, a Person that is an Eligible Assignee under subclause (iii) or (v) (so long as such bank is acting through a branch or agency located in the United States) of clause (a) of this definition and is approved by the AYE Lender Agent, such approval not to be unreasonably withheld or delayed; provided that no Borrower or any Affiliate of a Borrower shall qualify as an Eligible Assignee under this definition.

                   "Environmental Action" means any action, suit, demand letter, claim by any Governmental Authority, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, Environmental Permit or Hazardous Material or arising from alleged injury or threat to health and safety or the environment relating to any Environmental Law, including (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

                   "Environmental Law" means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or legally binding judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health and safety as it relates to Hazardous Materials or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

"Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

                   "Equity Interests" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, True Equity Interests or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                   "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the controlled group of the Parent or any of its Subsidiaries, or under common control with the Parent or any of its Subsidiaries, within the meaning of Section 414 of the Code.

                   "ERISA Event" means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver in accordance with Section 412(d) of the Code with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Parent or any of its Subsidiaries or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Parent or any of its Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

"Eurocurrency Liabilities" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                   "Eurodollar Lending Office" means, with respect to any AYE Lender Party, the office of such AYE Lender Party specified as its "Eurodollar Lending Office" opposite its name on Schedule II or in the Assignment and Acceptance pursuant to which it became a AYE Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such AYE Lender Party as such AYE Lender Party may from time to time specify to the Borrowers and the AYE Lender Agent.

                   "Eurodollar Rate" means, with respect to any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the rate per annum obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1.00 minus the Eurodollar Rate Reserve Percentage.

"Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 2.07(a)(ii).

                   "Eurodollar Rate Reserve Percentage" for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

"Events of Default" has the meaning specified in Section 6.01.
"Excess Amount" has the meaning specified in Section 2.06(b)(i).

                   "Excess Cash Flow" means, for any fiscal quarter of the Parent, (a) cash flows from operations in accordance with GAAP and, without duplication, tax refunds received after the date hereof, minus (b) cash outflows from investing activities for capital expenditures of the Parent and its Subsidiaries during such fiscal quarter to the extent permitted by this Agreement, minus (c) cash outflows from financing activities (including payment of scheduled debt maturities, mandatory prepayments pursuant to Section 2.06(b)(i), (ii) or (iii) (but not optional prepayments) and dividends), and in the case of clauses (a) through (c) above, determined with respect to such fiscal quarter and all other prior fiscal quarters, if any, in the same fiscal year as such fiscal quarter; provided that "Excess Cash Flow" shall not (i) include any Net Cash Proceeds of Asset Sales by the Parent or any of its Subsidiaries or (ii) include, in any amounts referred to in clauses (a) through (c) above, any such amounts attributable to the AESC Companies.

"Existing AYE Debt" has the meaning specified in Preliminary Statement (1) of this Agreement.
"Existing AYE Debt Documents" has the meaning specified in Preliminary Statement (1) of this Agreement.
"Existing AYE Lenders" has the meaning specified in Preliminary Statement (1) of this Agreement.

                   "Existing BB&T Loan" means all Debt outstanding under, or with respect to, the $10,000,000 promissory note, dated July 1, 2001, issued by the Parent, MPC, WPPC and PEC, as coborrowers, in favor of BB&T.

                   "Existing Hagerstown Loan" means all Debt outstanding under, or with respect to, the $25,000,000 promissory note, dated July, 2002, issued by the Parent, MPC, WPPC and PEC, as coborrowers, in favor of Hagerstown.

                   "Existing Indentures" means (a) Indenture dated as of July 26, 2000 between AYE and Bank One Trust Company, N.A. as Trustee, (b) Indenture dated March 15, 2001 between AESC and Bank One Trust Company, N.A. as Trustee, (c) Indenture dated as of April 8, 2002 between AESC and Bank One Trust Company, N.A. as Trustee, (d) Indenture dated as of May 15, 1995 between WPPC and The Bank of New York, as Trustee, (e) Indenture dated as of October 1, 1944 between PEC and The Chase Manhattan Bank, as Trustee, (f) Indenture dated as of May 31, 1995 between PEC and the Bank of New York as Trustee, (g) Indenture dated as of August 1, 1945 between MPC and Citibank, N.A. as Trustee, (h) Indenture dated May 15, 1995 between MPC and The Bank of New York, as Trustee, (i) Indenture dated as of December 1, 1986 between Allegheny Generating Company and US Bank Trust, N.A., as Trustee, (j) Note Purchase Agreement dated as of October 12, 1995 between Mountaineer Gas Company and The John Hancock Mutual Life Insurance Company and (k) four Note Purchase Agreements, each dated as of October 15, 1999, between Mountaineer Gas and Teacher Insurance and Annuity Association of America, America United Life Insurance Company, Berkshire Life Insurance Company and The State Life Insurance Company, respectively.

"Existing L/C" has the meaning specified in Preliminary Statement (2) of this Agreement.

                   "Extraordinary Receipt" means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (including any key man life insurance but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement; provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of the AYE Loan Documents, so long as such application is made within twelve months after the occurrence of such damage or loss or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

"Facility" means the Loan Facility or the Letter of Credit Facility.
"Facility Information" has the meaning set forth in Section 8.14(c).

                   "Federal Book Entry Regulations" means (a) the federal regulations contained in Subpart B ("Treasury/Reserve Automated Debt Entry System (TRADES)") governing book-entry securities consisting of U.S. Treasury bonds, notes and bills and Subpart D ("Additional Provisions") of 31 C.F.R. Part 357, 31 C.F.R. Section 357.2, Section 357.10 through Section 357.14 and Section 357.41 through Section 357.44 and (b) to the extent substantially identical to the federal regulations referred to in clause (a) above (as in effect from time to time), the federal regulations governing other book-entry securities.

                   "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the AYE Lender Agent from three Federal funds brokers of recognized standing selected by it.

"Fee Letters" means, collectively, (a) each fee letter, if any, between the Parent and an Agent and (b) each fee letter, if any, among the Parent, AESC and one or more Arrangers.
"FERC" means the Federal Energy Regulatory Commission.
"Financial Advisor" means Lazard, LLC or any other financial institution appointed by the Parent as financial advisor to the Parent which is acceptable to the Required AYE Lenders.

                   "Finance Lease" means, for any Person, any lease, any hire purchase, conditional sale or other form of title retention agreement which is recognized, in accordance with GAAP, in such Person's financial statements as being in the nature of a borrowing.

"First Mortgage Bonds" means bonds issued under the first mortgage bond indentures issued by (a) PEC on October 1, 1944 and (b) MPC on August 1, 1945.
"Fiscal Year" means a fiscal year of the Parent and its Consolidated Subsidiaries ending on December 31 in any calendar year.

                   "Fixed Charge Coverage Ratio" means, at any date of determination with respect to any period, the ratio of (a) the sum of (i) Restricted Payments received by the Parent from its Subsidiaries (other than AESC), plus (ii) interest income of the Parent, plus (iii) all Parent cash balances at the beginning of such period, plus (iv) all proceeds retained by the Parent from Debt/Equity Issuances by the Parent during such period, minus (v) operating expenses and capital expenditures, to (b) the sum of (i) Interest Expense of the Parent, plus (ii) scheduled principal payment amounts of all Debt for Borrowed Money of the Parent.

"FTI" means FTI Consulting, Inc. or any successor consultant appointed by legal counsel to the AYE Lender Agent and reasonably acceptable to the Parent.
"Funds Flow Memorandum" has the meaning specified in Section 3.01(j).
"GAAP" has the meaning specified in Section 1.02(c).
"Governmental Approvals" has the meaning specified in Section 4.01(c).

                   "Governmental Authority" means any national, state, county, city, town, village, municipal or other de jure or de facto government department, commission, board, bureau, agency, authority or instrumentality of a country or any political subdivision thereof, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, including all commissions, boards, bureaus, arbitrators and arbitration panels, and any authority or other Person controlled by any of the foregoing.

"Granting Lender" has the meaning set forth in Section 8.07(h).
"Hagerstown" means Hagerstown Trust Company, a national banking association.

                   "Hagerstown Credit Agreement" has the meaning specified in Preliminary Statement (3) of this Agreement, as in effect on the date hereof and as amended, amended and restated, supplemented or otherwise modified in accordance with Section 5.02(s).

"Hagerstown Facility" means the $25,000,000 unsecured loan facility made available to the Parent pursuant to the Hagerstown Credit Agreement.

                   "Hagerstown Loan Documents" means the Hagerstown Credit Agreement and all promissory notes and instruments that evidence Obligations owing to Hagerstown with respect to the Hagerstown Facility, in each case, as in effect on the date hereof and as amended, amended and restated, supplemented or otherwise modified in accordance with Section 5.02(s).

                   "Hazardous Materials" means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

                   "Hedge Agreements" means all agreements relating to rate swaps, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, forward transactions, currency swap transactions, cross currency rate swap transactions, currency options or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures (excluding, in each case, (a) the Affiliate Energy Contracts, (b) the DWR Contract, (c) provider of last resort contracts between Subsidiaries of the Parent, (d) commodity purchase contracts for commodities used in the operation and maintenance of physical Assets of the Parent or any of its Subsidiaries, (e) agreements for the sale of capacity, energy or ancillary services in an aggregate amount the delivery of which may be satisfied using the installed capacity (including projected additions thereto) of all power plants of the Parent and its Subsidiaries, in each case, in the ordinary course of business and entered into in accordance with the Business Plan and (f) agreements for the purchase of capacity, energy and ancillary services by a Subsidiary that is not a Regulated Subsidiary, in each case to the extent necessary to satisfy corresponding obligations of such Subsidiary under any provider of last resort contract which relates to an Asset disposed of by such Subsidiary pursuant to an Asset Sale permitted under Section 5.02(e) if (i) such agreement is for a term ending no earlier than six months after the date specified in clause (a) of the definition of "Termination Date" and (ii) payments under such agreement (or all such agreements, if more than one such agreement is entered into to satisfy corresponding obligations under any provider of last resort contract) do not, at any time, exceed payments then due under such provider of last resort contract).

"Indemnified Costs" has the meaning set forth in Section 7.05(a).
"Indemnified Party" has the meaning specified in Section 8.04(b).
"Information Memorandum" means the information memorandum dated December 2002 used by the Arrangers in connection with the syndication of the Commitments.
"Initial AYE Issuing Bank", "Initial AYE Lender Parties" and "Initial AYE Lenders" each has the meaning specified in the recital of parties to this Agreement.

                   "Insolvency Proceeding," with respect to any Person, means (a) any proceeding shall be instituted against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days or the entry by any competent Governmental Authority of any jurisdiction or a court having jurisdiction in the premises of a decree or order approving or ordering any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property); or (b) commencement by such Person of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by such Person to the entry of a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against such Person, or the filing by such Person of a petition or answer or consent seeking reorganization or relief under any Applicable Law; or consent by such Person to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Person or of any substantial part of the property of such Person, or the making by such Person of an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of such Person, or the admission by such Person in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by such Person in furtherance of any such action.

"Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
"Intercreditor Agreement" has the meaning set forth in Preliminary Statement (6) of this Agreement.
"Interest Expense" means interest charges (excluding capitalized interest), incurred or accrued by the Parent and its Subsidiaries, solely to the extent paid or payable in cash.

                   "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing to any Borrower, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by such Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two or three months, as the relevant Borrower may, upon notice received by the AYE Lender Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided that:

(a) no Borrower may select any Interest Period with respect to any Eurodollar Rate Advance that ends after the date specified in clause (a) of the definition of "Termination Date";
(b) without prejudice to Section 2.09(a), Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

                   (c)     whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

                   (d)     whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

                   (e)     no Borrower may select any Interest Period with a duration of two or three months until on or after the date on which AESC is permitted to select interest periods in excess of one month pursuant to the AESC Loan Documents.

                   "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of "Debt" in respect of such Person.

"JPMC" has the meaning specified in the recital of parties to this Agreement.

                   "L/C Exposure" means, for any AYE Lender at any time, an amount equal to such AYE Lender's Pro Rata Share of the Available Amount of the Letter of Credit, if the Letter of Credit is outstanding at such time.

"L/C Related Documents" has the meaning specified in Section 2.03(d)(i).
"Letter of Credit" means the Existing L/C upon the assumption by the Initial AYE Issuing Bank of the obligations of JPMC thereunder pursuant to Section 2.01(b).
"Letter of Credit Advance" means an advance made by the AYE Issuing Bank or any AYE Lender pursuant to Section 2.03(b).
"Letter of Credit Agreement" has the meaning specified in Section 3.01(r).

                   "Letter of Credit Commitment" means, with respect to the AYE Issuing Bank at any time, the amount set forth opposite the AYE Issuing Bank's name on Schedule II under the caption "Letter of Credit Commitment" or, if the AYE Issuing Bank has entered into one or more Assignment and Acceptances, set forth for the AYE Issuing Bank in the Register maintained by the AYE Lender Agent pursuant to Section 8.07(e) as the AYE Issuing Bank's "Letter of Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05 or 6.01.

                   "Letter of Credit Facility" means, at any time, an amount equal to the least of (a) the amount of the Letter of Credit Commitment at such time, and (b)  the Available Amount of the Existing L/C as of the Closing Date (and after giving effect to any drawings thereunder on the Closing Date).

                   "LIBOR" means, for any applicable Interest Period with respect to all Eurodollar Rate Advances comprising part of the same Borrowing, the British Bankers' Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Banker's Association for the display of such Association's Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided that if the AYE Lender Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the AYE Lender Agent to be the average (rounded upward, if necessary, to the nearest 1/1000th of 1%) of the rates per annum at which deposits in Dollars are offered to the AYE Lender Agent two Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Advance of Citibank (in its capacity as an AYE Lender).

                   "Lien" means any lien, mortgage, deed of trust, pledge, security interest or other charge or encumbrance of any kind, including the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

"Loan Advance" has the meaning specified in Section 2.01(a).

                   "Loan Commitment" means, with respect to any AYE Lender at any time, the amount set forth opposite such AYE Lender's name on Schedule II under the caption "Loan Commitment" or, if such AYE Lender has entered into one or more Assignment and Acceptances, set forth for such AYE Lender in the Register maintained by the AYE Lender Agent pursuant to Section 8.07(e) as such AYE Lender's "Loan Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05 or 6.01.

"Loan Facility" means, at any time, the aggregate of the Loan Commitments at such time.

                   "Mandatory Capital Expenditures" means Capital Expenditures required to be made by or under any Applicable Law which becomes effective after the date hereof or that is necessary with respect to mandatory service obligations of the Parent or any of its Subsidiaries or safety and reliability of any Asset of any such Person and, in each case, which is not a Scheduled Capital Expenditure.

"Margin Stock" has the meaning specified in Regulation U.

                   "Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of any AYE Lender Party under any AYE Loan Document or (c) the ability of any Borrower to perform its Obligations under any AYE Loan Document to which it is or is to be a party.

"Material Governmental Approvals" means those Governmental Approvals listed in Part A of Schedule 4.01(c), including, after the issuance thereof, the MPC Approval.

                   "Medium Term Notes" means the Medium Term Notes issued by WPPC pursuant to the Indenture dated as of May 15, 1995, between WPPC and the Bank of New York, as Trustee and the Medium Term Notes issued by MPC pursuant to the Indenture dated as of May 15, 1995, between MPC and the Bank of New York, as Trustee.

                   "Money Pool" means those financial arrangements authorized among the Parent and certain of its Subsidiaries authorizing inter-company based loans pursuant to the authorization of and restrictions of the Securities and Exchange Commission.

"Mountaineer Gas" means Mountaineer Gas Company, a West Virginia corporation.
"MPC" has the meaning specified in the recital of parties to this Agreement.

                   "MPC Approval" means, collectively, all authorizations, approvals and other actions by, and all notices to or filings with, any Governmental Authority or any other third party required for MPC to borrow under the AYE Loan Documents.

"MPC Sublimit" has the meaning specified in Preliminary Statement (4) of this Agreement.

                   "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Parent or any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                   "Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Parent or any of its Subsidiaries or any ERISA Affiliate and at least one Person other than the Parent, its Subsidiaries and the ERISA Affiliates or (b) was so maintained and in respect of which the Parent and any of its Subsidiaries or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

                   "Net Cash Proceeds" means, with respect to any Asset Sale by the Parent or any of its Subsidiaries, or Debt/Equity Issuance by any Person, or any Extraordinary Receipt received by or paid to or for the account of any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) the following (to the extent directly and primarily relating to such transaction): (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions, (b) the amount of taxes (or amounts owing pursuant to the Tax Allocation Agreement) payable in connection with or as a result of such transaction and (c) in the case of any Asset Sale, (i) the amount of any Debt (including Debt under the Pollution Control Bonds) secured by a prior Lien on the Asset which is the subject of such Sale that is repaid, redeemed or defeased upon such disposition as required pursuant to the terms of (A) the agreement or instrument governing such Debt, (B) any undertaking or agreement of AESC made on or prior to the Closing Date in favor of the issuer of any guaranty, surety bond or insurance policy issued for the benefit of the holders of such Debt, including, each of the consents, dated February 21, 2003, entered into among (1) AESC, PEC and MBIA Insurance Corporation and (2) AESC, WPPC and MBIA Insurance Corporation or (C) the First Mortgage Bonds and (ii) the costs associated (in the Parent's best estimate) with terminating all Hedge Agreements, if any, entered into in connection with such Asset, which Hedge Agreements are not being sold as part of such Asset Sale, but only to the extent that the amounts so deducted are, at the time or within a reasonable time (not to exceed ten days) of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Borrower or any Affiliate of any Borrower and are properly attributable to such transaction or to the Asset that is the subject thereof; provided that in the case of amounts that are deductible under clause (b) or (c)(ii) above but for the fact that, at the time of receipt of such cash, such amounts have not been actually paid or are not then payable, such Person may deduct an amount (the "Reserved Amount") equal to the amount reserved in accordance with GAAP for such Person's reasonable estimate of such amounts, other than taxes for which such Person is indemnified; provided further that, at the time such amounts are paid, an amount equal to the amount, if any, by which the Reserved Amount for such amounts exceeds the amount of such amounts actually paid shall constitute "Net Cash Proceeds" of the type for which such amounts were reserved for all purposes hereunder.

                   "Note" means, with respect to each Borrower, a promissory note of such Borrower payable to the order of any AYE Lender in substantially the form of Exhibit A, evidencing the aggregate indebtedness of such Borrower to such AYE Lender resulting from Advances made by such AYE Lender hereunder to such Borrower.

"Notice of Borrowing" has the meaning specified in Section 2.02(a).
"NPL" means the National Priorities List under CERCLA.

                   "Obligation" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Borrower under the AYE Loan Documents include (a) the obligation of such Borrower to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys' and consultant's fees and disbursements, indemnities and other amounts payable by such Borrower under any AYE Loan Document and (b) the obligation of such Borrower to reimburse any amount in respect of any of the foregoing that any AYE Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Borrower.

"OECD" means the Organization for Economic Cooperation and Development.
"Officer's Certificate" means, with respect to any Person, a certificate signed by a Responsible Officer of such Person.
"Other Taxes" has the meaning specified in Section 2.12(b).
"Parent" has the meaning specified in the recital of parties to this Agreement.

                   "Partial Sale" means (a) any Sale by the Parent or any of its Subsidiaries of some, but not all, of its ownership interest in any electric generating plant which is wholly or partially owned by such Person or (b) any Sale by the Parent or any of its Subsidiaries of some, but not all, of its Equity Interests in any Person which directly or indirectly wholly or partially owns any electric generating plant.

"PBGC" means the Pension Benefit Guaranty Corporation (or any successor).
"PCB Liens" means Liens created over Assets financed by or securing Pollution Control Bonds.
"PEC" means The Potomac Edison Company, a Maryland and Virginia corporation.

                   "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(d); (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days; (c) Liens or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) surety and appeal bonds, bid bonds and performance and return of money bonds; (e) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (f) PCB Liens or the replacement, extension or renewal of any such Lien upon or in the same property theretofore subject thereto upon the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby, (g) Liens securing the First Mortgage Bonds existing as of the date hereof; (h) Transition Cost Liens; (i) the AESC Liens; (j) Liens relating to claims or liabilities against the Parent or any of its Subsidiares, the validity or amount of which are being contested in good faith by appropriate proceedings timely instituted and diligently pursued within the applicable statutory period and in accordance with Applicable Law; provided that the following conditions are satisfied: (i) such Person has posted a bond or other security in accordance with Applicable Law (if required) or has established adequate reserves with respect to the contested items in accordance with, and to the extent required by, GAAP; (ii) during the period of such contest, the enforcement of any contested item is effectively stayed; (iii) neither such Person nor any of its officers, directors or employees nor any AYE Lender Party or the AYE Lender Agent or any of their respective officers, directors or employees is, or could reasonably be expected to become, subject to any criminal liability or sanction in connection with such contested items; and (iv) the aggregate market value of all Assets at any time subject to Liens under this clause (j) shall not exceed $5,000,000; and (k) with respect to the Parent and its Subsidiaries (other than an AESC Company), set-off rights with respect to the deposit, securities or commodities accounts and pursuant to contracts entered into in the ordinary course of business on reasonable market terms and in accordance with the AYE Loan Documents.

                   "Permitted Regulated Subsidiary Debt" means any Debt incurred by a Regulated Subsidiary or Mountaineer Gas after the date hereof which (a) matures no earlier than the date occurring six months after the date specified in clause (a) of the definition of "Termination Date" and does not require any amortization or mandatory prepayment prior to such date and (b) the proceeds of which are (i) used by such Regulated Subsidiary or Mountaineer Gas (as applicable) upon receipt thereof to refinance Debt of such Regulated Subsidiary or Mountaineer Gas (as applicable) in existence on the Closing Date in accordance with this Agreement, or (ii) used upon, or reserved by such Regulated Subsidiary or Mountaineer Gas (as applicable) to be used within twelve months after, receipt by such Regulated Subsidiary or Mountaineer Gas (as applicable) thereof to fund Capital Expenditures of such Regulated Subsidiary or Mountaineer Gas (as applicable) which are (A) included in the CapEx Budget or (B) mandated or required by Applicable Law or necessary with respect to the mandatory service obligations of such Regulated Subsidiary or Mountaineer Gas (as applicable) or with respect to safety and reliability, in the case of clause (ii)(B), up to an aggregate principal amount of $50,000,000 in any calendar year.

                   "Person" means an individual, partnership, corporation (including a business or statutory trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

"Plan" means a Single-Employer Plan or a Multiple Employer Plan.
"Pollution Control Bonds" means all notes, bonds and other instruments evidencing Debt issued pursuant to the Pollution Control Bond Indentures.

                   "Pollution Control Bond Indentures" means (a) the Trust Indenture dated as of April 15, 1992 between the County Commission of Harrison County, West Virginia and JP Morgan Chase Trust Company, N.A. (formerly Chase Manhattan Trust Company, N.A., successor trustee to Mellon Bank, N.A.), as Trustee, providing for Solid Waste Disposal Revenue Bonds (West Penn Power Company Harrison Station Project), (b) the Trust Indenture dated as of November 1, 1977 between Pleasants County, West Virginia and JP Morgan Chase Trust Company, N.A. (formerly Chase Manhattan Trust Company, N.A., successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (West Penn Power Company Pleasants Station Project), (c) the Trust Indenture dated as of December 1, 1980 between Washington County Industrial Development Authority and JP Morgan Chase Trust Company, N.A. (formerly Chase Manhattan Trust Company, N.A., successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (West Penn Power Company Mitchell Station Project), (d) the Trust Indenture dated as of April 15, 1983 between the County Commission of Monongalia County, West Virginia and JP Morgan Chase Trust Company, N.A. (formerly Chase Manhattan Trust Company, N.A., successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (West Penn Power Company Fort Martin Station Project), (e) the Trust Indenture dated as of February 1, 1977 between Greene County Industrial Development Authority and JP Morgan Chase Trust Company, N.A. (formerly Chase Manhattan Trust Company, N.A., successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (West Penn Power Company Hatfield's Ferry Project), (f) the Trust Indenture dated as of April 15, 1992 between the County Commission of Harrison County, West Virginia and JP Morgan Chase Trust Company, N.A. (formerly Chase Manhattan Trust Company, N.A., successor trustee to Mellon Bank, N.A.), as Trustee, providing for Solid Waste Disposal Revenue Bonds (The Potomac Edison Company Harrison Station Project), (g) the Trust Indenture dated as of November 1, 1977 between Pleasants County, West Virginia and JP Morgan Chase Trust Company, N.A. (formerly Chase Manhattan Trust Company, N.A., successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (The Potomac Edison Company Pleasants Station Project), (h) the Trust Indenture dated as of April 15, 1983 between the County Commission of Monongalia County, West Virginia and JP Morgan Chase Trust Company, N.A. (formerly Chase Manhattan Trust Company, N.A., successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (The Potomac Edison Company Fort Martin Station Project), (i) the Trust Indenture dated as of February 1, 1977 between Greene County Industrial Development Authority and JP Morgan Chase Trust Company, N.A. (formerly Chase Manhattan Trust Company, N.A., successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (The Potomac Edison Company Hatfield's Ferry Project), (j) the Trust Indenture dated as of December 15, 1975 between the County Commission of Pleasants County, West Virginia and JP Morgan Chase Trust Company, N.A. (formerly Chase Manhattan Trust Company, N.A., successor trustee to Mellon Bank, N.A.), as Trustee, securing Pollution Control Revenue Bonds (Monongahela Power Company Project), (k) the Trust Indenture dated as of February 1, 1977 between Greene County Industrial Development Authority and JP Morgan Chase Trust Company, N.A. (formerly Chase Manhattan Trust Company, N.A., successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (Monongahela Power Company Hatfield's Ferry Project), (l) the Trust Indenture dated as of November 1, 1977 between Pleasants County, West Virginia and JP Morgan Chase Trust Company, N.A. (formerly Chase Manhattan Trust Company, N.A., successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (Monongahela Power Company Pleasants Station Project), (m) the Trust Indenture dated as of April 15, 1983 between the County Commission of Monongalia County, West Virginia and JP Morgan Chase Trust Company, N.A. (formerly Chase Manhattan Trust Company, N.A., successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (Monongahela Power Company Fort Martin Station Project), (n) Trust Indenture dated as of April 15, 1992 between the County Commission of Harrison County, West Virginia and JP Morgan Chase Trust Company, N.A. (formerly Chase Manhattan Trust Company, N.A., successor trustee to Mellon Bank, N.A.), as Trustee, providing for Solid Waste Disposal Revenue Bonds (Monongahela Power Company Harrison Station Project), (o) Trust Indenture dated as of December 15, 1975 between the County Commission of Marion County, West Virginia and JP Morgan Chase Trust Company, N.A. (formerly Chase Manhattan Trust Company, N.A., successor trustee to Mellon Bank, N.A.), as Trustee, securing Pollution Control Revenue Bonds (Monongahela Power Company Project) and (p) Trust Indenture dated as of December 15, 1975 between the County Commission of Preston County, West Virginia and JP Morgan Chase Trust Company, N.A. (formerly Chase Manhattan Trust Company, N.A., successor trustee to Mellon Bank, N.A.), as Trustee, securing Pollution Control Revenue Bonds (Monongahela Power Company Project).

                   "Preferred Interests" means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person's property and assets, whether by dividend or upon liquidation.

                   "Pro Rata Share" of any amount means, with respect to any AYE Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such AYE Lender's Loan Commitment at such time (or, if the Loan Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate principal amount of the outstanding Advances owing to such AYE Lender at such time or, if no Advances are then outstanding, the L/C Exposure of such Lender at such time) and the denominator of which is the Loan Facility at such time (or, if the Loan Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate principal amount of the outstanding Advances owing to all AYE Lenders at such time or, if no Advances are then outstanding, the L/C Exposure of all Lenders at such time).

"PUHCA" means the Public Utility Holding Company Act of 1935, as amended.
"Quarterly Date" means each March 31, June 30, September 30 and December 31, commencing March 31, 2003.

                   "Redeemable" means, with respect to any Equity Interest, any Debt or any other right or Obligation, any such Equity Interest, Debt, right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

"Register" has the meaning specified in Section 8.07(e).
"Regulated Subsidiary Sublimit" means, with respect to (a) MPC, the MPC Sublimit and (b) WPPC, the WPPC Sublimit.
"Regulated Subsidiaries" means, collectively, MPC, PEC and WPPC.
"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                   "Required AYE Lenders" means, at any time, AYE Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time and (b) the L/C Exposure on the Letter of Credit, if the Letter of Credit is outstanding at such time, or, if no such principal amount is outstanding and the Letter of Credit is not outstanding, in each case, at such time, AYE Lenders holding at least a majority in interest of the aggregate of the Loan Commitments.

                   "Required AESC Prepayment Amount" means, with respect to any Debt/Equity Issuance on or after the date hereof, an amount equal to (a) 100% of the Net Cash Proceeds resulting from such Debt/Equity Issuance, multiplied by (b) a fraction (expressed as a percentage carried out to the ninth decimal point), (i) the numerator of which is the sum of (A) the aggregate principal amount outstanding under the AESC Loan Documents (other than the New Money Credit Agreement (as defined in the AESC Loan Documents)) on such date, (B) the aggregate New Money Commitments (as defined in such New Money Credit Agreement (as defined in the AESC Loan Documents)) on such date (or, if such commitments have been terminated, the aggregate principal amount of all outstanding loans made by the AESC Lenders under the New Money Credit Agreement (as defined in the AESC Loan Documents) on such date) and (C) the aggregate Available Amount of all AESC Letters of Credit outstanding on such date and (ii) the denominator of which is the sum of (A) the aggregate Loan Commitments on such date (or, if the Loan Commitments have been terminated, the aggregate principal amount of all Advances outstanding on such date), (B) the aggregate principal amount outstanding under each of the Hagerstown Credit Agreement and the AESC Loan Documents (other than the New Money Credit Agreement (as defined in the AESC Loan Documents)) on such date, (C) the aggregate New Money Commitments (as defined in such New Money Credit Agreement) on such date (or, if such commitments have been terminated, the aggregate principal amount of all outstanding loans made by the AESC Lenders under the New Money Credit Agreement (as defined in the AESC Loan Documents) on such date) and (D) the aggregate Available Amount of all AESC Letters of Credit outstanding on such date; provided that, notwithstanding the foregoing, the Required AESC Prepayment Amount with respect to the initial $250,000,000 of Net Cash Proceeds of the aggregate of all Debt/Equity Issuances involving only the sale or issuance of True Equity Interests by the Parent shall be zero.

                   "Required Prepayment Amount" means, with respect to (a) each Asset Sale by the Parent or any of its Subsidiaries (other than an AESC Company) (i) to the extent of the first $400,000,000 of Net Cash Proceeds in the aggregate from all such Asset Sales, an amount equal to (A) a fraction (expressed as a percentage carried out to the ninth decimal point), (1) the numerator of which is the aggregate Loan Commitments on such date (or, if the Loan Commitments have been terminated, the aggregate principal amount of all Advances outstanding on such date) and (2) the denominator of which is the sum of (I) the aggregate Loan Commitments on such date (or, if the Loan Commitments have been terminated, the aggregate principal amount of all Advances outstanding on such date) and (II) the aggregate principal amount outstanding under the Hagerstown Facility on such date, multiplied by (B) 75% of such Net Cash Proceeds and (ii) to the extent of Net Cash Proceeds in excess of $400,000,000, in the aggregate from all such Asset Sales, an amount equal to (A) a fraction (expressed as a percentage carried out to the ninth decimal point), (1) the numerator of which is the aggregate Loan Commitments on such date (or, if the Loan Commitments have been terminated, the aggregate principal amount of all Advances outstanding on such date) and (2) the denominator of which is the sum of (I) the aggregate Loan Commitments on such date (or, if the Loan Commitments have been terminated, the aggregate principal amount of all Advances outstanding on such date) and (II) the aggregate principal amount outstanding under the Hagerstown Facility on such date, multiplied by (B) 100% of such Net Cash Proceeds; and (b) any Debt/Equity Issuance on any date, an amount equal to (i) the Net Cash Proceeds resulting from such Debt/Equity Issuance, multiplied by (ii) a fraction (expressed as a percentage carried out to the ninth decimal point), (A) the numerator of which is an amount equal to the aggregate Loan Commitments on such date (or, if the Loan Commitments have been terminated, the aggregate principal amount of all Advances outstanding on such date) and (B) the denominator of which is the sum of (1) the aggregate Loan Commitments on such date (or, if the Loan Commitments have been terminated, the aggregate principal amount of all Advances outstanding on such date), (2) the aggregate principal amount outstanding under each of the Hagerstown Credit Agreement and the AESC Loan Documents (other than the New Money Credit Agreement (as defined in the AESC Loan Documents)) on such date, (3) the aggregate New Money Commitments (as defined in such New Money Credit Agreement) on such date (or, if such commitments have been terminated, the aggregate principal amount of all outstanding loans made by the AESC Lenders under the New Money Credit Agreement (as defined in the AESC Loan Documents) on such date) and (4) the aggregate Available Amount of all AESC Letters of Credit outstanding on such date; provided that, notwithstanding the foregoing, the Required Prepayment Amount with respect to the initial $250,000,000 of Net Cash Proceeds of the aggregate of all Debt/Equity Issuance involving only the sale or issuance of True Equity Interests by the Parent shall be zero.

"Responsible Officer" means, with respect to any Person, the president, any vice-president, the treasurer or the chief financial officer of such Person.

                   "Restricted Payments" means, with respect to any Person, any (a) dividends (in cash or property), purchase, redemption, retirement, defeasance or other acquisition for value of any of its Equity Interests now or hereafter outstanding, (b) return of capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, (c) distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, and (d) setting apart of money for a sinking or other analogous fund for, or any purchase, redemption, retirement or other acquisition of any Equity Interests in such Person.

"Sale" means any sale (including by way of sale/leaseback), lease, assignment, transfer or other disposition.
"Scheduled Capital Expenditure" means, for any fiscal year, all Capital Expenditures included in the CapEx Budget for such year.

                   "Senior Debt Obligations" means, without duplication, (a) the Obligations of the Borrowers to pay principal and interest on the Advances (including any interest accruing after the filing of a petition with respect to, or the commencement of, any Insolvency Proceeding, whether or not a claim for post-petition interest is allowed in such proceeding), and (b) any and all commissions, fees, indemnities, prepayment premiums, costs and expenses and other amounts payable to any AYE Lender Party under any AYE Loan Document, including all renewals or extensions thereof; provided that notwithstanding anything to the contrary in any AYE Loan Document, "Senior Debt Obligations" shall not include any Obligations of any Borrower owed to any of its Affiliates.

                   "Single-Employer Plan" means a single-employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Parent or any of its Subsidiaries or any ERISA Affiliate and no Person other than the Parent, its Subsidiaries and the ERISA Affiliates or (b) was so maintained and in respect of which the Parent, any of its Subsidiaries or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

                   "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"SPV" shall have the meaning provided in Section 8.07(h).

                   "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

"Synthetic Lease" means a financing for any Asset which is characterized as an operating lease under GAAP, but which is treated as a financing under the Code.
"Taxes" has the meaning set forth in Section 2.12(a).

                   "Tax Allocation Agreement" means the Tax Allocation Agreement, dated as of January 1, 2001, by and between the Parent and its Subsidiaries, as supplemented by Amendment No. 1, dated as of June 11, 2002, Amendment No. 2, dated as of June 11, 2002, and Amendment No. 3, dated as of July 1, 2002.

"Termination Date" means the earlier of (a) April 18, 2005 and (b) the date of termination in whole of the Loan Commitments and the Letter of Credit Commitment pursuant to Section 2.05 or 6.01.
"Termination Event" means an event described in Section 4042(a) of ERISA.

                   "Total Capitalization" means the sum of (a) the aggregate of the Equity Interests, including retained earnings and paid-in capital, of the Parent and its Subsidiaries, plus any after-tax effects related to goodwill impairments, losses on Asset Sales and value adjustments due to any settlement of the DWR Contract approved by the AESC Lenders (or any portion thereof) pursuant to the AESC Loan Documents, and (b) Debt for Borrowed Money of the Parent and its Subsidiaries.

"Transaction" means the refinancing of the Existing AYE Debt pursuant to the AYE Loan Documents.

                   "Transition Bonds" means the Series 1999-A transition bonds issued November 16, 1999, by West Penn Funding LLC pursuant to the indenture dated November 16, 1999, and the series supplement dated November 16, 1999, between West Penn Funding LLC, as issuer, and Bankers Trust Company, as bond trustee, including (a) 6.63% Class A-2 bonds issued in the amount of $172,000,000 and due December 26, 2003, (b) 6.81% Class A-3 bonds issued in the amount of $198,000,000 and due September 25, 2006, and (c) 6.98% Class A-4 bonds issued in the amount of $156,000,000 and due June 25, 2008.

                   "Transition Cost Liens" means the security interest granted by West Penn Funding LLC ("WPF") pursuant to the indenture dated November 16, 1999, in all of its assets including all of its right, title and interest in and to (a) the Intangible Transition Property (as defined therein); (b) the intangible transition property transfer agreement dated November 16, 1999, between West Penn Funding Corporation, as seller, and WPPC, as transferor (the "Transfer Agreement"); (c) all bills of sale delivered by WPPC under the Transfer Agreement; (d) the intangible transition property sale agreement dated November 16, 1999, between WPF, as issuer, and West Penn Funding Corporation, as seller (the "Sale Agreement"); (e) all bills of sale delivered by the seller pursuant to the Sale Agreement; (f) the servicing agreement dated November 16, 1999, between WPF, as issuer, and WPPC, as servicer; (g) the collection accounts opened pursuant to the indenture dated November 16, 1999, between WPF, as issuer, and Bankers Trust Company, as bond trustee, and all amounts on deposit therein from time to time; (h) any swap agreements to which WPF is a party; (i) all other property of whatever kind owned from time to time by WPF, including all accounts, accounts receivable and chattel paper; (j) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing; and (k) all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, general intangibles, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, condemnation awards, rights to payment of any and every kind, and other forms of obligations and receivables, instruments and other property which at any time constitutes all or part of or are further described in the indenture, but excluding cash or other property distributed to WPF from the collection account in accordance with the provisions of such indenture.

                   "True Equity Interests" means, with respect to the Parent, (a) shares of capital stock of (or other ownership or profit interests in) the Parent, (b) securities (i) that are convertible at all times at the option of the issuer thereof or upon a fixed date without satisfaction of any other condition or upon the occurrence of predetermined events which are not within the control of the holders thereof (or any Affiliate of any such holder) into or are exchangeable for, shares of capital stock of (or other ownership or profit interests in) the Parent and (ii) under which all payments to the holders thereof are subordinated in priority of payment to the Senior Debt Obligations and (c) any other similar Equity Interests approved by the Required AYE Lenders.

"Type" refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

                   "Unused Loan Commitment" means, with respect to any AYE Lender at any time, (a) such AYE Lender's Loan Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Loan Advances and Letter of Credit Advances made by such AYE Lender (in its capacity as a AYE Lender) and outstanding at such time plus (ii) such AYE Lender's Pro Rata Share of (A) the Available Amount of the Letter of Credit, if the Letter of Credit is outstanding at such time and (B) the aggregate principal amount of all Letter of Credit Advances made by the AYE Issuing Bank pursuant to Section 2.03(b) and outstanding at such time.

                   "Voting Interests" means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

                   "Welfare Plan" means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of the Parent or any of its Subsidiaries or in respect of which the Parent or any of its Subsidiaries could have liability.

"Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
"WPPC" has the meaning specified in the recital of parties to this Agreement.
"WPPC Sublimit" has the meaning set forth in Preliminary Statement (4) of this Agreement

                   SECTION 1.02.     Principles of Interpretation.  (a)  Except to the extent expressly provided to the contrary in this Agreement or to the extent that the context otherwise requires, in this Agreement and the other AYE Loan Documents:

(i) the table of contents and Article and Section headings are for convenience only and shall not affect the interpretation of any AYE Loan Document;

                   (ii)     references to any document, instrument or agreement, including any AYE Loan Document, shall include (i) all exhibits, annexes, schedules, appendices or other attachments thereto and (ii) all documents, instruments or agreements issued or executed in replacement thereof;

                   (iii)     references to a document or agreement, including any AYE Loan Document, shall be deemed to include any amendment, restatement, modification, supplement or replacement thereto entered into in accordance with the terms thereof and the terms of the AYE Loan Documents;

(iv) the words "include," "includes" and "including" are not limiting;

                   (v)     references to any Person shall include such Person's successors and permitted assigns (and in the case of any Governmental Authority, any Person succeeding to such Governmental Authority's functions and capacities);

                   (vi)     the words "hereof," "herein" and "hereunder" and words of similar import when used in any AYE Loan Document shall refer to such AYE Loan Document as a whole and not to any particular provision of such AYE Loan Document;

(vii) references to "days" shall mean calendar days;
(viii) the singular includes the plural and the plural includes the singular;

                   (ix)     references to Applicable Law, generally, shall mean Applicable Law as in effect from time to time, and references to any specific Applicable Law shall mean such Applicable Law, as amended, modified or supplemented from time to time, and any Applicable Law successor thereto;

(x) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding"; and

                   (xi)     any reference in a AYE Loan Document to an Article, Section, Schedule, Appendix or Exhibit is to the article or section of, or a schedule, appendix or exhibit to, such AYE Loan Document unless otherwise indicated, and Schedules, Appendices and Exhibits to each AYE Loan Document shall be deemed incorporated by reference in such AYE Loan Document.

                   (b)     The AYE Loan Documents are the result of negotiations among the parties thereto and their respective counsel. Accordingly, each AYE Loan Document shall be deemed the product of all parties thereto, and no ambiguity in any AYE Loan Document shall be construed in favor of or against any Borrower or any AYE Lender Party or Agent that is a party thereto.

                   (c)     All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements of the Parent from time to time ("GAAP").

                   SECTION 1.03.      Several Obligations of Borrowers.  All Obligations of each Borrower hereunder and under the other AYE Loan Documents to which it is a party are several, and not joint and several with any other Borrower or Person. Accordingly, all Obligations of any Borrower with respect to any Advance made to such Borrower shall be the sole Obligations of such Borrower, the Parent shall be the only Borrower hereunder with any Obligations with respect to the Letter of Credit, and the Agents and AYE Lender Parties shall not have any recourse against any other Borrower with respect thereto; provided that (a) the failure of any Borrower to make any payment to be made by it hereunder or any other AYE Loan Document to which it is a party shall not relieve any other Borrower of its Obligations hereunder or any other AYE Loan Document to which it is a party; and (b) to the extent that any provision of an AYE Loan Document provides for an Obligation of one or more Borrowers but does not expressly identify which Borrower or Borrowers are to perform such Obligation, such Obligation shall be deemed to be, and the Parent hereby agrees and acknowledges that such Obligation shall be, the Obligation solely of the Parent and not of any other Borrower.

ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTER OF CREDIT

                   SECTION 2.01.     The Loan Advances.  (a)  Each AYE Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "Loan Advance") to any Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Advance not to exceed such AYE Lender's Unused Loan Commitment at such time; provided that (i) the amount of each Borrowing to any Borrower shall not exceed the Borrowing Limit applicable to such Borrower at such time and (ii) each Borrower that is indebted to any Existing AYE Lender shall request its initial Borrowing on the same Business Day as each other Borrower that is also indebted to an Existing AYE Lender, and the amount of the initial Borrowing of each such Borrower shall not be less than its Existing AYE Debt. Each Borrowing shall be in an aggregate amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Letter of Credit Advances) and shall consist of Loan Advances of the same Type made simultaneously by the AYE Lenders ratably according to their Loan Commitments. Within the limits of each AYE Lender's Unused Loan Commitment in effect from time to time and each Borrower's Borrowing Limit from time to time, each Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(a).

                   (b)     Assumption of Existing Letter of Credit. The Parent hereby requests the AYE Issuing Bank to assume, and the AYE Issuing Bank hereby agrees that upon fulfillment of the conditions set forth in Section 3.01 it will assume, on the Closing Date, the Existing L/C for the account of the Parent, and, upon such assumption, the Existing L/C shall hereinafter be referred to as the Letter of Credit. The assumption of the Existing L/C shall be deemed to constitute, for all purposes under this Agreement and the other AYE Loan Documents, the issuance of the Letter of Credit. For the avoidance of doubt, the Letter of Credit Facility shall be available only for the assumption of the Existing L/C, and no other letter of credit may be issued or assumed under this Agreement; provided that the foregoing shall not restrict or limit the right of the Parent to request the AYE Issuing Bank to amend, modify, supplement or extend the Letter of Credit if such amendment, modification, supplement or extension does not (a) increase the Available Amount thereunder, (b) extend the expiration date of the Letter of Credit past the date occurring five days before the date specified in clause (a) of the definition of "Termination Date" or (c) charge the beneficiary of the Letter of Credit. Any such amendment, modification or extension shall be subject to delivery by the Parent to the AYE Issuing Bank of such duly executed Letter of Credit Agreement with respect thereto as the AYE Issuing Bank may request, and payment of the AYE Issuing Bank's customary fees and charges with respect thereto. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

                   SECTION 2.02.     Making the Loan Advances.  (a)  Except as otherwise provided in Section 2.03, each Borrowing to any Borrower shall be made on notice, given by the Parent on behalf of such Borrower (and each Borrower other than the Parent hereby unconditionally and irrevocably instructs the Parent to issue each such notice on its behalf) not later than 10:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, to the AYE Lender Agent, which shall give to each AYE Lender prompt notice thereof by telecopier or electronic mail. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier or electronic mail, in substantially the form of Exhibit B, specifying therein (i) the identity of the Borrower and (ii) requested (A) date of such Borrowing, (B) Type of Advances comprising such Borrowing, (C) aggregate amount of such Borrowing and (D) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each AYE Lender shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the AYE Lender Agent at the AYE Lender Agent's Account, in immediately available funds, such AYE Lender's ratable portion of such Borrowing in accordance with the respective Loan Commitments of the AYE Lenders. After the AYE Lender Agent's receipt of such funds with respect to any Borrowing and upon fulfillment of the applicable conditions set forth in Article III, the AYE Lender Agent will make such funds available to the relevant Borrower, with respect to the initial Borrowing by each Borrower that is indebted to any Existing AYE Lender, in accordance with the Funds Flow Memorandum and, with respect to the excess, if any, of the initial Borrowing by such Borrower after application of the proceeds thereof in accordance with the Funds Flow Memorandum, each subsequent Borrowing by any such Borrower and each initial Borrowing by any Borrower that is not indebted to any Existing AYE Lender, by crediting its Borrower's Account.

                   (b)     Anything in subsection (a) above to the contrary notwithstanding, (i) no Borrower may select Eurodollar Rate Advances for the initial Borrowing hereunder or for any Borrowing if the aggregate amount of such Borrowing is less than $2,000,000 or if the obligation of the AYE Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10 and (ii) the Loan Advances may not be outstanding as part of more than (A) three separate Borrowings, in the case of Borrowings made by any Borrower which is a Regulated Subsidiary or (B) six separate Borrowings, in the case of Borrowings made by the Parent.

                   (c)     Each Notice of Borrowing shall be irrevocable and binding on the Borrower issuing such Notice of Borrowing. In the case of any Borrowing that the relevant Borrower has specified in the related Notice of Borrowing is to be comprised of Eurodollar Rate Advances, such Borrower shall indemnify each AYE Lender against any loss, cost or expense incurred by such AYE Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such AYE Lender to fund the Loan Advance to be made by such AYE Lender as part of such Borrowing when such Loan Advance, as a result of such failure, is not made on such date.

                   (d)     Subject to the AYE Lender Agent giving prompt notice of the relevant Notice of Borrowing received by the AYE Lender Agent to the AYE Lenders, unless the AYE Lender Agent shall have received notice from an AYE Lender prior to the date of the Borrowing requested under such Notice of Borrowing that such AYE Lender will not make available to the AYE Lender Agent such AYE Lender's ratable portion of such Borrowing, the AYE Lender Agent may assume that such AYE Lender has made such portion available to the AYE Lender Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the AYE Lender Agent may, in reliance upon such assumption, make available to the relevant Borrower that requested such Borrowing on such date a corresponding amount. If and to the extent that such AYE Lender shall not have so made such ratable portion available to the AYE Lender Agent, such AYE Lender and such Borrower severally agree to repay or pay to the AYE Lender Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid or paid to the AYE Lender Agent, at (i) in the case of such Borrower, the interest rate applicable at such time under Section 2.07 to Loan Advances comprising such Borrowing and (ii) in the case of such AYE Lender, the Federal Funds Rate. If such AYE Lender shall pay to the AYE Lender Agent such corresponding amount, such amount so paid shall constitute such AYE Lender's Advance as part of such Borrowing for all purposes.

                   (e)     Each AYE Lender shall be required to make available to the AYE Lender Agent its ratable portion of the initial Borrowing pursuant to Section 2.02(a) only to the extent, if any, that (i) the principal amount of the Loan Advance to be made by such AYE Lender as part of such Borrowing exceeds (ii) the principal amount of the Existing AYE Debt, if any, owed to such AYE Lender (but solely in its capacity as an Existing AYE Lender under the Existing AYE Debt Documents) as of the Closing Date. Upon the initial Borrowing, the principal amount of the Existing AYE Debt owed to each Initial AYE Lender shall be deemed to have been repaid with the Advance made by such Initial AYE Lender as part of such Borrowing.

                  (f)     The failure of any AYE Lender to make the Loan Advance to be made by it as part of any Borrowing shall not relieve any other AYE Lender of its obligation, if any, hereunder to make its Loan Advance on the date of such Borrowing, but no AYE Lender shall be responsible for the failure of any other AYE Lender to make the Loan Advance to be made by such other AYE Lender on the date of any Borrowing.

                   SECTION 2.03.     Drawings and Reimbursement Under Letter of Credit.  (a)  Letter of Credit Reports. Upon the request of any AYE Lender from time to time while the Letter of Credit is outstanding, the AYE Issuing Bank shall deliver to such AYE Lender any information reasonably requested by such AYE Lender with respect to the Letter of Credit.

                   (b)     Drawing and Reimbursement. The payment by the AYE Issuing Bank of a draft drawn under the Letter of Credit shall constitute for all purposes of this Agreement the making by the AYE Issuing Bank of a Letter of Credit Advance to the Parent, which shall be a Base Rate Advance (and, subject to Section 2.09, may be Converted into Eurodollar Rate Advances), in the amount of such draft. Upon written demand by the AYE Issuing Bank, with a copy of such demand to the AYE Lender Agent, each AYE Lender shall purchase from the AYE Issuing Bank, and AYE Issuing Bank shall sell and assign to each AYE Lender, such AYE Lender's Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the AYE Lender Agent for the account of the AYE Issuing Bank, by deposit to the AYE Lender Agent's Account, in immediately available funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such AYE Lender. Promptly after receipt thereof, the AYE Lender Agent shall transfer such funds to the AYE Issuing Bank. Each Borrower hereby agrees to each such sale and assignment. Each AYE Lender agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the AYE Issuing Bank, provided that notice of such demand is given not later than 11:00 a.m. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the AYE Issuing Bank to any AYE Lender of a portion of a Letter of Credit Advance, the AYE Issuing Bank represents and warrants to such other AYE Lender that the AYE Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any Liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the AYE Loan Documents or any Borrower.

                   (c)     Failure to Make Letter of Credit Advances. The failure of any AYE Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(b) shall not relieve any other AYE Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no AYE Lender shall be responsible for the failure of any other AYE Lender to make the Letter of Credit Advance to be made by such other AYE Lender on such date. To the extent that any AYE Lender shall fail to make any Letter of Credit Advance to be made by it on the date specified in this Section 2.03, such AYE Lender shall pay interest to the AYE Issuing Bank (through the AYE Lender Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such AYE Lender shall fail to make such payment to the AYE Issuing Bank within three Business Days of such due date, then, retroactively to the date when this Section 2.03 required such AYE Lender to make such payment, such AYE Lender pay to the AYE Lender Agent for the account of the AYE Issuing Bank interest on such amount at a rate per annum equal to the Federal Funds Rate plus 2.00%. If such AYE Lender shall pay to the AYE Lender Agent such amount for the account of the AYE Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such AYE Lender to the relevant Borrower on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by the AYE Issuing Bank to such Borrower shall be reduced by such amount on such Business Day.

                   (d)     Letter of Credit Advances. The Obligations of the Parent under this Agreement, the Letter of Credit Agreement and any other agreement or instrument relating to the Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including the following circumstances, and regardless of the use of proceeds of any drawing under the Letter of Credit or any defense to payment related thereto:

                   (i)     any lack of validity or enforceability of any AYE Loan Document, the Letter of Credit Agreement, the Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the "L/C Related Documents");

                   (ii)     any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Parent in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

                   (iii)     the existence of any claim, set-off, defense or other right that the Parent may have at any time against any beneficiary or any transferee of the Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the AYE Issuing Bank or any other Person, whether in connection with the transactions contemplated by any L/C Related Documents or any unrelated transaction;

                   (iv)     any draft, statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the AYE Issuing Bank under the Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of the Letter of Credit;

                   (vi)     any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Parent in respect of any L/C Related Documents;

                   (vii)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Parent or a guarantor;

(viii) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with the Letter of Credit; or
(ix) the existence of a Default.

                   SECTION 2.04.     Repayment of Advances.  Each Borrower shall repay to the AYE Lender Agent for the ratable account of the AYE Lenders (i) on the Termination Date the aggregate principal amount of all Advances made to such Borrower and which are then outstanding and (ii) on each Quarterly Date, the aggregate principal amount of Advances made to such Borrower and which are then outstanding, to the extent required under Section 2.06(b)(i).

                   SECTION 2.05.     Termination or Reduction of the Commitments.  (a)   Optional. The Parent may, upon at least ten Business Days' notice to the AYE Lender Agent, terminate in whole or reduce in part the Unused Loan Commitments; provided that (i) each partial reduction of the Loan Facility shall be in an aggregate amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) each partial reduction of the Loan Facility shall be made ratably among the AYE Lenders in accordance with their respective Loan Commitments immediately prior to such reduction.

                   (b)     Mandatory.  (i)  Without prejudice to any cancellation of Commitments in accordance with Section 2.06(c), on each Quarterly Date that occurs on or after March 31, 2003, first, the Loan Facility, and second, the Letter of Credit Facility, shall be permanently reduced by an amount equal to $7,500,000, and such reduction shall be allocated ratably among AYE Lenders in accordance with their respective Loan Commitments immediately prior to such reduction.

                   (ii)     The Regulated Subsidiary Sublimit for each Borrower that is a Regulated Subsidiary shall be permanently reduced from time to time on the date of each reduction in the Loan Facility (including pursuant to Section 2.06(c)), by the amount, if any, by which the amount of such Regulated Subsidiary Sublimit exceeds the Loan Facility, after giving effect to such reduction of the Loan Facility.

                   (iii)     Without prejudice to the foregoing, the Loan Commitment of each AYE Lender shall be permanently reduced in accordance with Section 2.06(c) in connection with any prepayment pursuant to Section 2.06(b).

                   (iv)     Upon any termination or expiration of the Letter of Credit, (A) the Letter of Credit Commitment shall be permanently reduced by the amount of the undrawn Available Amount of the Letter of Credit upon such termination or expiration and (B) the Loan Facility shall be permanently reduced by the amount of the undrawn Available Amount of the Letter of Credit upon such termination or expiration, and such reduction shall be allocated ratably among AYE Lenders in accordance with their respective Loan Commitments immediately prior to such reduction.

                   SECTION 2.06.     Prepayments.  (a)     Optional. Each Borrower may, with respect to Advances made to it, upon at least one Business Day's notice in the case of Base Rate Advances and five Business Days' notice in the case of Eurodollar Rate Advances, in each case to the AYE Lender Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with (i) accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided that (i) each partial prepayment shall be in an aggregate principal amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii)  if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, such Borrower shall also pay any amounts owing pursuant to Section 8.04(c).

                   (b)     Mandatory. Each Borrower shall prepay the Advances made to such Borrower and, in the case of the Parent only, cash collateralize the Letter of Credit, in each case, in accordance with the following:

                   (i)     Mandatory Reductions. On each Quarterly Date, to the extent that (i) the aggregate principal amount of all outstanding Advances made to any Borrower other than the Parent exceeds the Regulated Subsidiary Limit as of such date for such Borrower or (ii) either (A) the aggregate principal amount of all outstanding Loan Advances made to all of the Borrowers, exceeds the Loan Facility or (B) the aggregate principal amount of all outstanding Letter of Credit Advances and the Available Amount of the Letter of Credit exceeds the Letter of Credit Facility, in each case, after giving effect to any reduction to such Regulated Subsidiary Limit, the Loan Facility or the Letter of Credit Facility, as the case may be, required pursuant to clauses (i), (ii) or (iii) of Section 2.05(b) on such date (each such excess amount, the "Excess Amount"), such Borrower (in the case of clause (i) above) or the Parent (in the case of clause (ii) above) shall, on such Quarterly Date, pay to the AYE Lender Agent an amount equal to such Excess Amount for application in accordance with clause (v) of this Section 2.06(b).

                   (ii)     Asset Sales and Debt/Equity Issuance. Upon any Asset Sale by any Borrower or any of its Subsidiaries (other than, in the case of the Parent, an AESC Company), and upon any Debt/Equity Issuance by any Borrower or any of its Subsidiaries (other than, in the case of the Parent, an AESC Company), each of the Borrowers hereby severally agrees that it shall pay such amount as shall be necessary to result in the aggregate amount paid to the AYE Lender Agent pursuant to this clause (ii) by all Borrowers to be equal to the Required Prepayment Amount relating to such Asset Sale or Debt/Equity Issuance, as the case may be, for application in accordance with clause (v) below; provided that neither MPC nor WPPC shall be required, pursuant to this clause (ii), to pay an amount in excess of the aggregate principal amount of all Advances then outstanding which have been made to such Borrower.

                   (iii)     Debt/Equity Issuance by an AESC Company. Upon any Debt/Equity Issuance by an AESC Company, the Parent shall pay an amount equal to the Required Prepayment Amount relating to such Debt/Equity Issuance to the AYE Lender Agent for application in accordance with clause (v) below.

                   (iv)     Excess Cash Flow. On or before the last Business Day of the next succeeding fiscal quarter after any fiscal quarter for which there exists Excess Cash Flow, the Parent shall apply an amount equal to 50% of such Excess Cash Flow in accordance with clause (v) below.

                   (v)     Order of Application. Any amounts received by the AYE Lender Agent from any Borrower pursuant to clauses (i) through (iv) of this Section 2.06(b) and Section 2.06(d) shall be applied in the following order of priority (it being agreed that no such application shall occur unless amounts for all prior purposes have been applied in accordance with such prior purposes): (A) first, to prepay in full all Advances (pro rata as among all outstanding Advances), if any, made to such Borrower (and, in the case of clauses (i)(B) and (iv), to any other Borrower) that are then outstanding, together with all other amounts payable by such Borrower pursuant to clause (d) below and (B) second, in the case of the Parent only and if the Letter of Credit is then outstanding, to deposit the amount, if any, remaining after application in accordance with clause (A) above, up to an amount equal to the Available Amount of the Letter of Credit, into the Cash Collateral Account.

                   (c)     Cancellation of Commitments. Contemporaneously with any payment by any Borrower pursuant to clause (b) (ii), (iii) or (iv) of this Section 2.06, (i) the Loan Commitments of the AYE Lenders shall be automatically and permanently reduced, ratably according to their Loan Commitments, by an aggregate amount equal to the amount of such payment and (ii) each Regulated Subsidiary Sublimit shall be automatically and permanently reduced by the amount, if any, by which the amount of such Regulated Subsidiary Sublimit exceeds the Loan Facility (after giving effect to the reduction of the Loan Facility referred to in clause (i) above).

                   (d)     Other Amounts. Concurrently with any prepayment of Advances or cash collateralization of the Letter of Credit under this Section 2.06 by any Borrower, such Borrower shall pay to the applicable AYE Lender or the AYE Issuing Bank, as the case may be, all accrued fees, costs and expenses, accrued interest thereon, if any, and any other amounts due under the AYE Loan Documents in respect of the principal amount of the Advances so prepaid or the Letter of Credit so cash collateralized (as applicable).

                   SECTION 2.07.     Interest.  (a)  Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each AYE Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                   (i)     Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears monthly on the last day of each calendar month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

                   (ii)     Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time during such Interest Period, payable in arrears on the last day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

                   (b)     Default Interest. Upon the occurrence and during the continuance of an Event of Default, each Borrower shall pay interest on (i) the unpaid principal amount of each Advance made to it and owing to each AYE Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the AYE Loan Documents that is not paid by it when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

                   (c)     Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of "Interest Period", in each case, from any Borrower, the AYE Lender Agent shall give notice to such Borrower (and, if such Borrower is a Regulated Subsidiary, to the Parent) and each AYE Lender of the applicable Interest Period and the applicable interest rate determined by the AYE Lender Agent for purposes of clause (a)(i) or (a)(ii) above.

                   SECTION 2.08.     Fees.  (a)  Commitment Fee. The Parent shall pay to the AYE Lender Agent for the account of the AYE Lenders a commitment fee (which the Parent shall, without prejudice to the Parent's obligation to pay the full amount of such fee and after its payment thereof, allocate to each Borrower as its several obligation), from the date hereof in the case of each Initial AYE Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a AYE Lender in the case of each other AYE Lender until the Termination Date, payable in arrears on the date of the initial Borrowing hereunder, thereafter quarterly on the each Quarterly Date and on the Termination Date, at the rate of 0.75% per annum on the sum of the average daily Unused Loan Commitment of such AYE Lender during such quarter.

                   (b)     Letter of Credit Fees, Etc.  (i)  The Parent shall pay to the AYE Lender Agent for the account of each AYE Lender a commission (which the Parent shall, without prejudice to the Parent's obligation to pay the full amount of such commission and after its payment thereof, allocate to each Borrower as its several obligation), payable in arrears monthly on the last day of each calendar month and on the earliest to occur of the full drawing, expiration, termination or cancellation of the Letter of Credit and on the date occurring five days before the date specified in clause (a) of the definition of "Termination Date", on such AYE Lender's Pro Rata Share of the average daily aggregate Available Amount during the relevant period of the Letter of Credit outstanding from time to time, minus the aggregate amount on deposit in the Cash Collateral Account as cash collateral for the Letter of Credit, at the rate of 5.00% per annum.

                   (ii)     The Parent shall pay to the AYE Issuing Bank, for its own account, (A) an issuance fee for the Letter of Credit in an amount equal to 0.25% of the Available Amount of the Letter of Credit on the Closing Date and (B) such commissions, issuance fees, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of the Letter of Credit as the Parent and the AYE Issuing Bank shall agree (which the Parent shall, without prejudice to the Parent's obligation to pay the full amount of such fee and after its payment thereof, allocate to each Borrower as its several obligation).

(c) Agents' Fees. The Parent shall pay to each Agent for its own account such fees as may from time to time be agreed between the Parent and such Agent.

                   SECTION 2.09.     Conversion of Advances.  (a)  Optional. Each Borrower may on any Business Day, upon notice given to the AYE Lender Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing made to such Borrower into Advances of the other Type (including selecting different options with respect to different portions of any Borrowing, in which case each such portion shall be allocated ratably among the Advances of the AYE Lenders comprising such Borrowing according to their respective Loan Commitments); provided that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the AYE Lenders in accordance with their Loan Commitments. Each such notice of Conversion shall, within the restrictions specified above, specify (i) if different options are being elected with respect to different portions of any Borrowing, the portions thereof that are to be allocated to each resulting election (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting portion), (ii) the date of such Conversion, (iii) the Advances to be Converted and (iv) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower issuing such notice.

                   (b)     Mandatory.  (i)  On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $2,000,000 such Advances shall automatically Convert into Base Rate Advances.

                   (ii)     If any Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances to be made to it in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the AYE Lender Agent will forthwith so notify such Borrower and the AYE Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

                   (iii)     Upon the occurrence and during the continuance of any Default, (A) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (B) the obligation of the AYE Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

                   SECTION 2.10.     Increased Costs, Etc.  (a)  If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any AYE Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances to any Borrower or of agreeing to maintain or participate in the Letter of Credit Facility or of agreeing to make or of making or funding or maintaining Letter of Credit Advances to any Borrower (excluding, for purposes of this Section 2.10, any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such AYE Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then such Borrower shall from time to time, upon demand by such AYE Lender Party (with a copy of such demand to the AYE Lender Agent), pay to the AYE Lender Agent for the account of such AYE Lender Party additional amounts sufficient to compensate such AYE Lender Party for such increased cost; provided that an AYE Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such AYE Lender Party, be otherwise disadvantageous to such AYE Lender Party. A certificate as to the amount of such increased cost, submitted to the relevant Borrower by such AYE Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

                   (b)     If any AYE Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such AYE Lender Party or any corporation controlling such AYE Lender Party and that the amount of such capital is increased by or based upon the existence of such AYE Lender Party's commitment to lend or to participate in the Letter of Credit Facility hereunder and other commitments of such type or the maintenance of or participation in the Letter of Credit (or similar contingent obligations), then, upon demand by such AYE Lender Party or such corporation (with a copy of such demand to the AYE Lender Agent), the Parent shall pay to the AYE Lender Agent for the account of such AYE Lender Party, from time to time as specified by such AYE Lender Party, additional amounts sufficient to compensate such AYE Lender Party in the light of such circumstances, to the extent that such AYE Lender Party reasonably determines such increase in capital to be allocable to the existence of such AYE Lender Party's commitment to lend or to participate in the Letter of Credit Facility or to the issuance or maintenance of or participation in the Letter of Credit. A certificate as to such amounts submitted to the Parent by such AYE Lender Party shall be conclusive and binding for all purposes, absent manifest error.

                   (c)     If, with respect to any Eurodollar Rate Advances made to any Borrower the Required AYE Lenders notify the AYE Lender Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such AYE Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the AYE Lender Agent shall forthwith so notify such Borrower and the AYE Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the AYE Lenders to make, or to Convert Advances into, Eurodollar Rate Advances for any Borrower shall be suspended until the AYE Lender Agent shall notify the Borrowers that such AYE Lenders have determined that the circumstances causing such suspension no longer exist.

                   (d)     Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any AYE Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such AYE Lender to the Borrowers through the AYE Lender Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the AYE Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the AYE Lender Agent shall notify the Borrowers that such AYE Lender has determined that the circumstances causing such suspension no longer exist ; provided that, before making any such demand, such AYE Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such AYE Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such AYE Lender, be otherwise disadvantageous to such AYE Lender.

                   SECTION 2.11.     Payments and Computations.  (a)  Each Borrower shall make each payment hereunder and under the Notes required of it, regardless of any right of counterclaim or setoff, not later than 11:00 a.m. (New York City time) on the day when due in Dollars to the AYE Lender Agent at the AYE Lender Agent's Account in immediately available funds, with payments being received by the AYE Lender Agent after such time being deemed to have been received on the next succeeding Business Day. The AYE Lender Agent will promptly thereafter cause like funds to be distributed (i) if such payment by such Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder by such Borrower and under its Notes to more than one AYE Lender Party, to such AYE Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such AYE Lender Parties and (ii) if such payment by such Borrower is in respect of any Obligation then payable hereunder to one AYE Lender Party, to such AYE Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(e), from and after the effective date of such Assignment and Acceptance, the AYE Lender Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the AYE Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

                   (b)     Each Borrower hereby authorizes each AYE Lender Party and each of its Affiliates, if and to the extent payment owed to such AYE Lender Party by such Borrower is not made when due hereunder or, in the case of a AYE Lender, under its Note, to charge from time to time, to the fullest extent permitted by law, against any or all of such Borrower's accounts with such AYE Lender Party or such Affiliate any amount so due.

                   (c)     All computations of interest and of fees and Letter of Credit commissions shall be made by the AYE Lender Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the AYE Lender Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

                   (d)     Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                   (e)     Unless the AYE Lender Agent shall have received notice from any relevant Borrower prior to the date on which any payment is due by such Borrower to any AYE Lender Party hereunder that such Borrower will not make such payment in full, the AYE Lender Agent may assume that such Borrower has made such payment in full to the AYE Lender Agent on such date and the AYE Lender Agent may, in reliance upon such assumption, cause to be distributed to each such AYE Lender Party on such due date an amount equal to the amount then due such AYE Lender Party. If and to the extent such Borrower shall not have so made such payment in full to the AYE Lender Agent, each such AYE Lender Party shall repay to the AYE Lender Agent forthwith on demand such amount distributed to such AYE Lender Party together with interest thereon, for each day from the date such amount is distributed to such AYE Lender Party until the date such AYE Lender Party repays such amount to the AYE Lender Agent, at the Federal Funds Rate.

                   (f)     If the AYE Lender Agent receives funds from any Borrower for application to the Obligations of such Borrower under the AYE Loan Documents under circumstances for which the AYE Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the AYE Lender Agent may, but shall not be obligated to, elect to distribute such funds to each AYE Lender Party ratably in accordance with such AYE Lender Party's proportionate share of the principal amount of all outstanding Advances of such Borrower and the Available Amount of the Letter of Credit then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed by such Borrower to such AYE Lender Party, and for application to such principal installments, as the AYE Lender Agent shall direct; provided that no Borrower shall be liable to any AYE Lender Party with respect to any such distribution by the AYE Lender Agent.

                   SECTION 2.12.     Taxes.  (a)  Any and all payments by each Borrower hereunder or under the Notes shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future withholding taxes, including levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each AYE Lender Party and each Agent, taxes imposed on (or measured by) its overall net income, or any franchise taxes or similar taxes imposed for the privilege of carrying on a business in corporate form (other than taxes imposed as a result of entering into this Agreement and the transactions contemplated hereby), or taxes measured by its net worth or shareholder's capital, by the United States, or by the jurisdiction under the laws of which such recipient is organized in which its Applicable Lending Office is located,(ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Applicable Lending Office of any AYE Lender Party is located and (iii) withholding taxes excluded pursuant to clause (e) of this Section 2.12 (all such non-excluded taxes, including levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable by it hereunder or under any of its Notes to any AYE Lender Party or any Agent, (A) the sum payable by such Borrower shall be increased as may be necessary so that after such Borrower and the AYE Lender Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such AYE Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) such Borrower shall make all such deductions and (C) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                   (b)     In addition, each Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made by it hereunder or under its Notes or from its execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the Notes, but excluding all other U.S. federal taxes other than withholding taxes (hereinafter referred to as "Other Taxes"). If revised disclosure regulations under Section 6011 of the Code are issued which modify the definition of a "reportable transaction" so that it does not include a transaction where the issuer of a debt instrument provides an indemnity for taxes, in addition to withholding taxes imposed on interest paid on the debt instrument, for purposes of subsections (a) and (b) of this Section 2.12, the terms "Taxes" and "Other Taxes" shall include all such taxes (other than any taxes described in clauses (i), (ii) and (iii) of Section 2.12(a) above, whether or not collected by way of withholding.

                   (c)     Each Borrower shall indemnify each AYE Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes payable by such Borrower, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such AYE Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and reasonable expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such AYE Lender Party or such Agent (as the case may be) makes written demand therefor.

                   (d)     As soon as practicable (but in no event later than 90 days) after the date of any payment by any relevant Borrower of Taxes, such Borrower shall furnish to the AYE Lender Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment. Excluding payments made by the AYE Lender Agent, in the case of any payment hereunder or under its Notes by or on behalf of any relevant Borrower through an account or branch outside the United States or by or on behalf of any Borrower by a payor that is not a United States person, if such Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the AYE Lender Agent, at such address, an opinion of counsel acceptable to the AYE Lender Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Code.

                   (e)     Each AYE Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial AYE Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a AYE Lender Party in the case of each other AYE Lender Party, and from time to time thereafter as requested in writing by the Parent (but only so long thereafter as such AYE Lender Party remains lawfully able to do so), provide each of the AYE Lender Agent and the Parent with duly certified copies of (i) Internal Revenue Service Form W-8ECI, or any successor form thereto, certifying that the payments received from any Borrower hereunder are effectively connected with such AYE Lender Party's conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8BEN, or any successor form thereto, certifying that such AYE Lender Party is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8BEN or any successor form thereto, together with a certificate stating that (1) the AYE Lender Party is not a bank for purposes of Code Section 881(c)(3)(A), or the obligation of each Borrower hereunder is not, with respect to such AYE Lender Party, pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the AYE Lender Party is not a 10% shareholder of any Borrower within the meaning of Code Section 871(h)(3) or 881(c)(3)(B); and (3) the AYE Lender Party is not a controlled foreign corporation that is related to any Borrower within the meaning of Code Section 881(c)(3)(C); or (iv) such other governmental forms as may be applicable to the AYE Lender Party, including Forms W-8IMY or W-8EXP, which will reduce the rate of withholding tax on payments of interest. Each AYE Lender Party organized under the laws of the United States that is not a corporation shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial AYE Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a AYE Lender Party in the case of each other AYE Lender Party, and from time to time as requested in writing by the Parent, provide each of the AYE Lender Agent and the Parent with two duly completed copies of Internal Revenue Service Form W-9. Each AYE Lender Party shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such AYE Lender Party (but only to the extent such AYE Lender Party is lawfully able to do so). Each such AYE Lender Party shall promptly notify the Parent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Parent (or any other form of certification adopted by the Internal Revenue Service for such purpose). If the forms provided by a AYE Lender Party at the time such AYE Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such AYE Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a AYE Lender Party becomes a party to this Agreement, the AYE Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the AYE Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required by the applicable Internal Revenue Service form (or related certificate described above), that the applicable AYE Lender Party reasonably considers to be confidential, such AYE Lender Party shall give notice thereof to the Parent and shall not be obligated to include in such form or document such confidential information.

                   (f)     Notwithstanding the foregoing, for any period with respect to which a AYE Lender Party has failed to provide the Parent with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such AYE Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided that should a AYE Lender Party become subject to Taxes because of its failure to deliver a form required hereunder, each Borrower shall take such steps as such AYE Lender Party shall reasonably request to assist such AYE Lender Party to recover such Taxes.

                   (g)     Any AYE Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office or Domestic Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such AYE Lender Party, be otherwise disadvantageous to such AYE Lender Party.

                   (h)     If any AYE Lender Party determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by any Borrower pursuant to subsection (a) or (c) above in respect of payments under the AYE Loan Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.12 exceeding the amount needed to make such AYE Lender Party whole, such AYE Lender Party shall pay to such Borrower, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit.

                   SECTION 2.13.     Sharing of Payments, Etc.  If any AYE Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 8.07) (a) on account of Obligations due and payable to such AYE Lender Party hereunder and under the relevant Notes by any Borrower at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such AYE Lender Party at such time to (ii) the aggregate amount of all Obligations of such Borrower due and payable to all AYE Lender Parties hereunder and under the relevant Notes at such time) of payments on account of the Obligations of such Borrower due and payable to all AYE Lender Parties hereunder and under the relevant Notes at such time obtained by all the AYE Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such AYE Lender Party hereunder and under the relevant Notes by any Borrower at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such AYE Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all AYE Lender Parties by such Borrower hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all AYE Lender Parties by such Borrower hereunder and under the relevant Notes at such time obtained by all of the AYE Lender Parties at such time, such AYE Lender Party shall forthwith purchase from the other AYE Lender Parties such interests or participating interests in the Obligations of such Borrower due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing AYE Lender Party to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing AYE Lender Party, such purchase from each other AYE Lender Party shall be rescinded and such other AYE Lender Party shall repay to the purchasing AYE Lender Party the purchase price to the extent of such AYE Lender Party's ratable share (according to the proportion of (i) the purchase price paid to such AYE Lender Party to (ii) the aggregate purchase price paid to all AYE Lender Parties) of such recovery together with an amount equal to such AYE Lender Party's ratable share (according to the proportion of (i) the amount of such other AYE Lender Party's required repayment to (ii) the total amount so recovered from the purchasing AYE Lender Party) of any interest or other amount paid or payable by the purchasing AYE Lender Party in respect of the total amount so recovered. Each Borrower agrees that any AYE Lender Party so purchasing an interest or participating interest from another AYE Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such AYE Lender Party were the direct creditor of such Borrower in the amount of such interest or participating interest, as the case may be.

                   SECTION 2.14.     Use of Proceeds.  The proceeds of the Advances and issuances of the Letter of Credit shall be available (and each Borrower agrees that it shall use such proceeds and the Letter of Credit) solely (a) in the case of the initial Borrowing, to repay in full the Existing AYE Debt owing by it and (b) each subsequent Borrowing, for its general corporate purposes and working capital.

ARTICLE III CONDITIONS OF LENDING AND ISSUANCES OF LETTER OF CREDIT

                   SECTION 3.01.     Conditions Precedent to Closing Date.  No AYE Lender shall be required or obligated to make any Advance, and the AYE Issuing Bank shall not be required or obligated to assume the Existing L/C, in each case, until the first Business Day on which the following conditions precedent have been satisfied (or waived, as evidenced by an "effective date" notice to the Borrowers from the AYE Issuing Bank and the AYE Lenders), as determined by each AYE Lender and the AYE Issuing Bank (provided that if the Closing Date does not occur on or before February 28, 2003, the Loan Commitments and Letter of Credit Commitments of the AYE Lender Parties shall terminate on such date):

                   (a)     Certain AYE Loan Documents. This Agreement, the Intercreditor Agreement and the Fee Letters shall have been duly authorized, executed and delivered by each of the parties thereto and shall be in full force and effect.

(b) Notes. The AYE Lender Agent shall have received a Note payable to the order of each AYE Lender, duly authorized, executed and delivered by the Parent and WPPC.
(c) Corporate Documents. The AYE Lender Agent shall have received the following with respect to each Borrower:

                             (i)     certified copies of the resolutions of the Board of Directors of such Borrower authorizing the execution, delivery and performance of each AYE Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to each such AYE Loan Document;

                             (ii)     a copy of a certificate of the Secretary of State of Maryland (in the case of the Parent), the State of Ohio (in the case of MPC) and the Commonwealth of Pennsylvania (in the case of WPPC), in each case, dated reasonably near the Closing Date, certifying (A) as to a true and correct copy of the certificate of incorporation of such Borrower and each amendment thereto on file in such Secretary's office and (B) that (1) such amendments are the only amendments to such certificate on file in such Secretary's office, (2) such Borrower has paid all franchise taxes to the date of such certificate and (C) such Borrower is duly formed and in good standing or presently subsisting under the laws of the State of Maryland (in the case of the Parent), the State of Ohio (in the case of MPC) and the Commonwealth of Pennsylvania (in the case of WPPC);

                             (iii)     a copy of a certificate of the Secretary of State of each jurisdiction (other than the jurisdiction of its incorporation) in which such Borrower is doing business, dated reasonably near the Closing Date, stating that such Borrower is duly qualified to do business and in good standing as a foreign corporation in such State and has filed all annual reports required to be filed to the date of such certificate, as applicable;

                             (iv)     a certificate signed on behalf of such Borrower by its Secretary or any Assistant Secretary, dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying (A) as to a true and correct copy of the Constituent Documents of such Borrower as of the Closing Date and each amendment to its Constituent Documents, if any, from the date on which the resolutions referred to in Section 3.01(c)(i) were adopted, (B) the due incorporation or formation and good standing or valid existence of such Borrower under the laws of the jurisdiction of its formation, and the absence of any proceeding for the dissolution or liquidation of such Borrower; and (C) the names and true signatures of the officers of such Borrower authorized to sign each AYE Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

                   (d)     Financial Statements. The AYE Lender Agent shall have received a copy of each of the audited Consolidated annual financial statements of the Parent and its Subsidiaries dated December 31, 2001 and interim Consolidated financial statements (consolidated balance sheets and income statements) of the Parent and its Subsidiaries dated as of September 30, 2002, accompanied by (i) in the case of such audited financial statements, a copy of the letter of the independent public accountants for the Parent included in such audited financial statements and (ii) in the case of the audited and unaudited financial statements, an Officer's Certificate of the Parent, dated as of the Closing Date, certifying that, subject to Accounting Review Adjustments, the copies of such financial statements fairly present the financial condition of the Parent and its Subsidiaries as of the date of such financial statements and the results of operations of the Parent and its Subsidiaries for the period indicated in such financial statements, all in accordance with GAAP, and subject, in the case of the interim Consolidated financial statements dated as of September 30, 2002, to normal year-end audit adjustments and the absence of footnotes.

(e) Business Plan. The AYE Lender Agent shall have received a copy of the Business Plan in form and substance satisfactory to FTI and the AYE Lenders.
(f) Legal Opinions. The AYE Lender Agent shall have received the following legal opinions, each dated the Closing Date:
(i) opinion(s) of appropriate counsel for the Borrowers, as to such matters as any AYE Lender Party may reasonably request; and
(ii) an opinion of Shearman & Sterling, counsel for the AYE Lender Agent, in form and substance satisfactory to the AYE Lenders.

                   (g)     Existing Debt. The AYE Lenders shall be satisfied that all Existing AYE Debt has been, or simultaneously with the making of the initial Advances will be, repaid in full or otherwise satisfied and extinguished.

                   (h)     Litigation and other Proceedings. There shall exist (i) no action, suit, investigation, litigation or proceeding affecting the Parent or any of its Subsidiaries or any such Person's properties pending or threatened in, before any court, before or by any Governmental Authority or before any arbitrator and (ii) no default by any such Person under any applicable order, writ, injunction or decree of any court, Governmental Authority or any arbitrator, in each case which (A) could reasonably be expected to have a Material Adverse Effect other than the matters described on Schedule 4.01(e) (the "Disclosed Litigation") or (B) purports to affect the legality, validity or enforceability of any AYE Loan Document or the consummation of the Transaction, and there shall have been no material adverse change with respect to the Parent or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(e).

                   (i)     Governmental Approvals. All Governmental Approvals (other than the MPC Approval) shall have been obtained (without the imposition of any conditions that are not acceptable to the AYE Lenders), are in full force and effect and are final, except as provided in Section 20 of PUHCA, and non-appealable, except in the case of the Securities and Exchange Commission's Order dated February 21, 2003, as provided in Section 24 of PUHCA, and do not contain any restrictions, conditions or requirements which are then required to be satisfied and have not been satisfied, and the AYE Lender Agent shall have received copies of the Material Governmental Approvals (other than the MPC Approval), accompanied by an Officer's Certificate of the Parent attaching copies of all Material Governmental Approvals (other than the MPC Approval), and certifying that (i) the copies of each of the Material Governmental Approvals delivered pursuant to this Section 3.01(i) are true, correct and complete copies of such Governmental Approval, (ii) each Governmental Approval then in existence is in full force and effect, and is not subject to any pending appeal, intervention or similar proceeding or any unsatisfied condition that may result in modification or revocation thereof, (iii) any and all conditions set forth in all Governmental Approvals then in existence that are then required to be satisfied have been satisfied and (iv) to the best knowledge of the Responsible Officer providing such Officer's Certificate, no event has occurred that could reasonably be expected to result in the modification, cancellation or revocation of any Governmental Approval, all applicable waiting periods in connection with the Transaction shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable in the judgment of the AYE Lenders, in each case that restrains, prevents or imposes materially adverse conditions upon the Transaction.

                   (j)     Funds Flow Memorandum. The AYE Lender Agent shall have received a memorandum prepared by the Parent (the "Funds Flow Memorandum") specifying the use of the proceeds of initial Advances including applicable wire transfer instructions in form and substance satisfactory to the AYE Lender Parties which shall provide for, among other things, repayment of the Existing AYE Debt and the payment of all accrued fees of the AYE Lender Parties and all accrued expenses of the Agents (including the accrued fees and expenses of counsel to the Agents and local counsel to the AYE Lender Agent).

                   (k)     Advisory Services. The AYE Lender Agent shall have received evidence reasonably satisfactory to the AYE Lenders, as to the provision of services by the Financial Advisor to the Parent until the date specified in clause (a) of the definition of "Termination Date".

                   (l)     Taxes. All Taxes (i) due and payable on or prior to the Closing Date in connection with the execution, delivery, filing, recording or admissibility in evidence of the AYE Loan Documents or to ensure the legality, validity, enforceability, perfection or admissibility in evidence of the AYE Loan Documents and (ii) due and payable on or prior to the Closing Date by the Borrowers in connection with the consummation of the transactions contemplated by, and the performance of, the AYE Loan Documents, shall, in the case of clauses (i) and (ii) above, have been duly paid in full.

                   (m)     Stamp Duties, Etc. All required stamp duties, registration fees, filing costs and other charges in connection with the execution, delivery, filing, recording, perfection, priority or admissibility in evidence of the AYE Loan Documents required to be paid on or prior to the Closing Date shall have been paid in full or an appropriate exemption therefrom shall have been obtained.

                   (n)     Closing Certificate. The following statements shall be true and the AYE Lender Agent shall have received a certificate signed by a Responsible Officer of each Borrower, dated the Closing Date, stating that:

                             (i)     the representations and warranties by such Borrower contained in each AYE Loan Document are correct on and as of the Closing Date, before and after giving effect to the Advances and the assumption of the Existing L/C on the Closing Date and to the application of the proceeds therefrom, as though made on and as of the Closing Date, other than any such representations or warranties that, by their terms, refer to a specific date other than the Closing Date in which case as of such specific date; and

(ii) no Default has occurred and is continuing, or would result from the Advances or assumption of the Existing L/C on the Closing Date or from the application of the proceeds therefrom.

                   (o)     AESC Loan Documents. The AESC Loan Documents shall have been entered into by AESC and the other parties thereto, shall be in full force and effect and shall provide financing in an aggregate amount of at least $2,107,780,112.77 in accordance with the terms thereof, and each of the "Closing Date", the "New Money Closing" and the "Refinancing Closing" under, and as defined in, the AESC Loan Documents shall have occurred, or upon the making of the initial Advances will occur, and the AYE Lender Agent shall have received an Officer's Certificate of the Parent to such effect.

                   (p)     CapEx Budget. The AYE Lender Agent shall have received a statement, prepared by the Parent, of (i) projected Capital Expenditures (including Scheduled Capital Expenditure and, to the extent budgeted by the Parent or any of its Subsidiaries, Mandatory Capital Expenditure) for Fiscal Years 2003 and 2004 and (ii) the aggregate Dollar amount projected to be incurred for Capital Expenditures in 2005, in each case, with respect to the Parent and its Subsidiaries (the "CapEx Budget").

                   (q)     Hagerstown Facility. The Existing Hagerstown Debt has been, or will be simultaneously with the refinancing of the Existing AYE Debt pursuant to the AYE Loan Document, refinanced pursuant to the Hagerstown Facility and in accordance with the Hagerstown Loan Documents, and the AYE Lender Agent shall have received a copy of each Hagerstown Loan Document, accompanied by an Officer's Certificate of the Parent, dated the Closing Date, certifying that such copy is a true, correct and complete copy of the relevant Hagerstown Loan Document and that there are no other Hagerstown Loan Documents in existence which have not been delivered to the AYE Lender Agent pursuant to this Section 3.01(q).

                   (r)     Letter of Credit Agreements. The AYE Issuing Bank shall have received such application and agreement for letter of credit with respect to the Letter of Credit, duly executed by the Parent, as the AYE Issuing Bank may specify (the "Letter of Credit Agreement").

(s) Other Documents. Each AYE Lender and AYE Issuing Bank shall have received such other approvals, opinions or documents as such AYE Lender Party through the AYE Lender Agent may reasonably request.

                   SECTION 3.02.     Conditions Precedent to Each Borrowing and the Assumption.  The obligation of each AYE Lender to make an Advance (other than a Letter of Credit Advance made by the AYE Issuing Bank or an AYE Lender pursuant to Section 2.03(b)) on the occasion of each Borrowing (including the initial Borrowing) to any Borrower, and the obligation of the AYE Issuing Bank to assume the Existing L/C, shall be subject to the further conditions precedent that on the date of such Borrowing or assumption:

                   (a)      the following statements shall be true and each of the giving of the applicable Notice of Borrowing (and the acceptance by the relevant Borrower of the proceeds of such Borrowing or of the Letter of Credit shall constitute a representation and warranty by each of the Parent and such Borrower that both on the date of such notice and on the date of such Borrowing or issuance such statements are true):

                   (i)     the representations and warranties of each of the Parent and such Borrower contained in each AYE Loan Document are correct on and as of such date, before and after giving effect to such Borrowing or assumption and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or assumption, in which case as of such specific date; and

(ii) no Default has occurred and is continuing, or would result from such Borrowing or assumption or from the application of the proceeds therefrom.
(b) with respect to the initial Borrowing by MPC only:
(i) the AYE Lender Agent shall have received a Note payable to the order of each AYE Lender, duly authorized, executed and delivered by MPC;

                   (ii)     the MPC Approval shall have been obtained (without the imposition of any conditions that are not acceptable to the AYE Lenders), shall be in force and effect and shall be final and non-appealable, and does not contain any restrictions, conditions or requirements which are then required to be satisfied and have not been satisfied, and the AYE Lender Agent shall have received a copy of the MPC Approval, accompanied by an Officer's Certificate of the Parent attaching a copy of the MPC Approval, and certifying that (A) the copy of the MPC Approval delivered pursuant to this Section 3.02(b) is a true, correct and complete copy of the MPC Approval, (B) the MPC Approval is in full force and effect, and is not subject to any pending appeal, intervention or similar proceeding or any unsatisfied condition that may result in modification or revocation thereof, (C) any and all conditions set forth in the MPC Approval that are then required to be satisfied have been satisfied and (D) to the best knowledge of the Responsible Officer providing such Officer's Certificate, no event has occurred that could reasonably be expected to result in the modification, cancellation or revocation of the MPC Approval;

                   (iii)     no law or regulation shall be applicable in the judgment of the AYE Lenders, in each case that restrains, prevents or imposes materially adverse conditions upon the making of Advances to MPC; and

(iv) the AYE Lender Agent shall have received the following legal opinions, each dated as of the date of such Borrowing:
(A) opinion(s) of appropriate counsel for the Borrowers, as to such matters as any AYE Lender Party may reasonably request; and
(B) an opinion of Shearman & Sterling, counsel for the AYE Lender Agent, in form and substance satisfactory to the AYE Lenders; and
(c) the AYE Lender Agent shall have received such other approvals, opinions or documents as any AYE Lender Party through the AYE Lender Agent may reasonably request.

                   SECTION 3.03.     Determinations Under Sections 3.01 and 3.02.  For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each AYE Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the AYE Lender Parties unless an officer of the AYE Lender Agent responsible for the transactions contemplated by the AYE Loan Documents shall have received notice from such AYE Lender Party prior to the date of the Borrowing or issuance of the Letter of Credit (as applicable) specifying its objection thereto and, in the case of a Borrowing, such AYE Lender Party shall not have made available to the AYE Lender Agent such AYE Lender Party's ratable portion of such Borrowing.

ARTICLE IV REPRESENTATIONS AND WARRANTIES

                   SECTION 4.01.     Representations and Warranties of the Borrowers.  Each Borrower represents and warrants to each AYE Lender Party, as follows (provided that the representation and warranty in clause (f) shall be made only by the Parent):

                   (a)     Each of it and its Subsidiaries (i) is a limited liability company, partnership or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified to do business and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and (iii) has all requisite corporate or partnership (as applicable) power and authority (including all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except, in the case of clauses (ii) and (iii) only, where the failure to so qualify or be so licensed, or to have such power and authority, could not reasonably be expected to have a Material Adverse Effect.

                   (b)     The execution, delivery and performance by it of each AYE Loan Document to which it is or is to be a party, and, in the case of the Borrowers that are indebted to the Existing AYE Lenders only, the consummation of the Transaction, are within its corporate powers, have been duly authorized by all necessary corporate action, and do not and will not (i) contravene its Constituent Documents, (ii) violate any law, rule, regulation (including Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting its or any of its properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of its Assets. It is not in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably expected to have a Material Adverse Effect.

                   (c)     No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) its due execution, delivery, recordation, filing or performance of any AYE Loan Document to which it is or is to be a party, or, in the case of the Borrowers that are indebted to the Existing AYE Lenders only, for the consummation of the Transaction, or (ii) the exercise by any AYE Lender Party of its rights under the AYE Loan Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(c) (the "Governmental Approvals"), all of which (other than, with respect to any date on which this representation or warranty is made or reaffirmed prior to the date of the initial Borrowing by MPC hereunder, the MPC Approval) have been duly obtained, taken, given or made, are in full force and effect, are held in its name, are not subject to appeal, intervention, rehearing, reconsideration or similar proceeding and are free from any conditions or requirements that have not been satisfied, and are required to be satisfied, on or prior to the dates as of which this representation and warranty is made or reaffirmed. All applicable waiting periods in connection with all Governmental Approvals obtained by it have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon its execution, delivery and performance of each AYE Loan Document to which it is a party and the transactions contemplated thereunder.

                   (d)     This Agreement has been, and each other AYE Loan Document to which it is or is to be a party when delivered hereunder will have been, duly executed and delivered by it. This Agreement is, and each other AYE Loan Document to which it is a party when delivered hereunder will be, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

                   (e)     There is no action, suit, investigation, litigation or proceeding affecting it, including any Environmental Action, pending or threatened before any Governmental Authority that (i) could reasonably be expected to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) affects or purports to affect the legality, validity or enforceability of any AYE Loan to which it is a party or, in the case of the Borrowers that are indebted to the Existing AYE Lenders only, the consummation of the Transaction, and there has been no material adverse change, with respect to it or any of its Subsidiaries, in respect of the Disclosed Litigation described on Schedule 4.01(e).

                   (f)  (i)  Subject to Accounting Review Adjustments, each of the financial statements of the Parent delivered to the AYE Lender Agent pursuant to Sections 3.01(d) and 5.04(a) and (b) is true, complete and correct in all respects as of the date of such statement, has been prepared in accordance with GAAP (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes), and fairly presents the financial condition and results of operations of the Parent and its Subsidiaries as of the date thereof. Except as (i) previously disclosed publicly by the Parent or any of its Subsidiaries on or prior to the Closing Date or (ii) set forth in Schedule 4.01(f), there are no liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due, but not including any liabilities or obligations that would not be required to be disclosed in a financial statement, including the footnotes thereto, pursuant to GAAP, for the period to which such financial statements relate) that could reasonably be expected to have a Material Adverse Effect. Except as (i) previously disclosed publicly by the Parent or any of its Subsidiaries on or prior to the Closing Date or (ii) set forth in Schedule 4.01(f), since the date of the most recent financial statements delivered by the Parent pursuant to Section 3.01(d), no event, condition, occurrence or circumstance has existed or has occurred and is continuing which could reasonably be expected to have a Material Adverse Effect. Except as (i) previously disclosed publicly by the Parent or any of its Subsidiaries on or prior to the Closing Date or (ii) set forth in Schedule 4.01(f), the Parent does not know of any reasonable basis for the assertion against it or any of its property or assets of any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) that is not fully reflected in the financial statements delivered by the Parent pursuant to Section 3.01(d) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                             (ii)     The Consolidated forecasted balance sheet, statement of income and statement of cash flows set forth in the Business Plan were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, a reasonable good faith estimate of future financial performance by the Parent and its Subsidiaries.

                   (g)     Neither the Information Memorandum (in the case of a Regulated Subsidiary only, to the extent of any information contained therein relating to it and its Subsidiaries) nor any other information, exhibit or report furnished by it or on its behalf to any Agent or any AYE Lender Party in connection with the negotiation and syndication of the AYE Facility or pursuant to the terms of the AYE Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

                   (h)      It is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance made to it or, in the case of the Parent only, drawings under the Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

                   (i)     Neither it nor any of its Subsidiaries is an "investment company", or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances to it, nor the issuance of the Letter of Credit, nor the application of the proceeds or repayment thereof by it, nor its execution, delivery and performance of the AYE Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(j) It is, individually and together with its respective Subsidiaries, Solvent.

                   (k)     No ERISA Event has occurred with respect to any Plan that has resulted in a material liability which could be reasonably likely to have a Material Adverse Effect. Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the AYE Lender Agent in sufficient copies for each of the AYE Lender Parties, is complete and accurate, and since the date of such Schedule B there has been no material adverse change which could reasonably be expected to have a Material Adverse Effect on such funding status. Neither it nor any ERISA Affiliate has incurred any Withdrawal Liability to any Multiemployer Plan, or has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, that, in any such case, could reasonably be expected to have a Material Adverse Effect.

                   (l)  (i)  Except as disclosed on Schedule 4.01(l) or in the Parent's filings with the Securities and Exchange Commission or as could not reasonably be expected to have a Material Adverse Effect, its operations and properties, and the operations and properties of each of its Subsidiaries, comply in all material respects with all applicable Environmental Laws and Environmental Permits. All past non-compliance with such Environmental Laws and Environmental Permits has been resolved without material ongoing obligations or costs, and no circumstances exist that could reasonably be expected to (A) form the basis of an Environmental Action against it or any of its Subsidiaries or any of their properties that could reasonably be expected to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law, except as could not reasonably be expected to have a Material Adverse Effect.

                             (ii)     Except as could not reasonably be expected to have a Material Adverse Effect, none of the properties currently or formerly owned or operated by it or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; there are no and never have been any unlawful underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by it or any of its Subsidiaries or on any property formerly owned or operated by it or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by it or any of its Subsidiaries in any manner which could reasonably be expected to have a Material Adverse Effect.

                             (iii)     Neither it nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by it or any of its Subsidiaries have been used, sold or disposed of in a manner not reasonably expected to result in material liability to it or any of its Subsidiaries, except in each case in this clause (iii) as could not reasonably be expected to have a Material Adverse Effect.

                   (m)  (i)  Neither it nor any of its Subsidiaries is party to any tax sharing agreement other than the Tax Allocation Agreement. All amounts due and payable by it or any of its Subsidiaries under any tax sharing agreement have been paid, and all amounts due and payable to it or any of its Subsidiaries under any tax sharing agreement have been received (including amounts by way of compensation for the use of tax benefits).

                             (ii)     It has, and each of its Subsidiaries has, filed, caused to be filed or been included in all tax returns (federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except as could not reasonably be expected to have a Material Adverse Effect.

                   (n)     Since September 30, 2002, neither its business nor properties, nor the business or properties of any of its Subsidiaries, have been affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

                   (o)     It or its Subsidiary has good, marketable and insurable title to all real property owned by it or such Subsidiary (as the case may be), free and clear of all Liens, other than (i) Liens permitted by this Agreement and (ii) Liens securing amounts which do not in the aggregate exceed $1,000,000 and which could not reasonably be expected to have a Material Adverse Effect.

(p) Each lease of real property under which it or any of its Subsidiaries is the lessee is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

                   (q)     Set forth on Schedule 4.01(q) is a complete and accurate list of all Investments held by it or any of its Subsidiaries on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

                   (r)     Set forth on Schedule III is a complete and accurate list of all existing Debt for Borrowed Money of it and its Subsidiaries as of the date hereof, showing as of the date hereof the amount, obligor or issuer, creditor and maturity thereof.

                   (s)     The Parent is a "registered holding company", as such term is defined in PUHCA, and each of the other Borrowers is a "public-utility company" as such term is defined in PUHCA. It and each of its Subsidiaries has all authorizations and approvals from FERC or other Governmental Authority required to provide the services and goods (including electric capacity, energy and ancillary services) it sells, including all necessary rate schedules on file and effective with the Federal Energy Regulatory Commission for the sale of power at wholesale, except to the extent that the failure to obtain any such authorization or approval from any Governmental Authority (other than the Securities and Exchange Commission and FERC) could not reasonably be likely to have a Material Adverse Effect.

(t) No Default (other than, with respect to AESC, under the Hedge Agreements in default as of the Closing Date and as described in Schedule 4.01(t)) has occurred and is continuing.
(u) The execution, delivery and performance by it of the AYE Loan Documents to which it is a party are private and commercial acts performed for private and commercial purposes.
ARTICLE V COVENANTS OF THE BORROWERS

                   SECTION 5.01.     Affirmative Covenants of the Borrowers.  Each Borrower covenants and agrees that on and after the date hereof and until the Notes, together with all accrued interest thereon, fees and all other Senior Debt Obligations are paid in full and all Commitments and the Letter of Credit shall have terminated, it will:

                   (a)     Compliance with Laws. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all Applicable Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

                   (b)     Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties required under any Environmental Law, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

                   (c)     Governmental Approvals. Obtain and maintain and cause each of its Subsidiaries to obtain and maintain all Governmental Approvals (including the Material Governmental Approvals) that are required of it for the validity or enforceability of the AYE Loan Documents and the ongoing operations of their respective businesses, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

                   (d)     Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that neither it nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is the subject of a Contest.

                   (e)     Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by regulated electric utility companies engaged in similar businesses and owning similar properties in the same general areas in which it or such Subsidiary operates.

                   (f)     Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify, except where the failure to so preserve, maintain, qualify and remain qualified could not reasonably be expected to have a Material Adverse Effect.

                   (g)     Visitation Rights. At any reasonable time and from time to time at its cost and expense, permit any of the AYE Lender Agent or any of the AYE Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from its records and books of account, and visit its properties, and to discuss the affairs, finances and accounts of it and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

                   (h)     Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and its assets with respect to all material transactions and businesses and the assets and businesses of each of its Subsidiaries in accordance with GAAP in effect from time to time.

                   (i)     Maintenance of Properties, Etc. Operate, maintain and preserve, and cause each of its Subsidiaries to operate, maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition (ordinary wear and tear excepted) in accordance with prudent practices then being utilized in the electric utility industry and in accordance with Applicable Laws (including Environmental Laws), except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

                   (j)     Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, (i) all transactions otherwise permitted under the AYE Loan Documents with any Affiliate of any Borrower on terms that are fair and reasonable and no less favorable to it or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate of any Borrower and (ii) all transactions with a Person other than an Affiliate on terms that are without regard to any benefit or detriment to any Affiliate of any Borrower (other than any of its Subsidiaries). Without prejudice to the foregoing, and to the extent not otherwise prohibited by any other provision of the AYE Loan Documents, the following transactions shall be deemed to be in compliance with the first sentence of this clause (j): (A) any transaction executed in accordance with the requirements of PUHCA, (B) any agreements by any Borrower or its Subsidiaries with a utility to provide provider of last resort requirements, as such agreements are amended from time to time, so long as such provider of last resort agreements are with an Affiliate of any Borrower and approved by all applicable Governmental Authorities and (C) any transaction authorized under a tariff which has been approved by the Federal Energy Regulatory Commission.

                   (k)     Further Assurances.  (i)  Promptly upon request by any AYE Lender Party, correct any material defect or error that may be discovered in any AYE Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

                             (ii)     Promptly upon request by the AYE Lender Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, agreements, assignments, certificates, assurances and other instruments as the AYE Lender Agent may reasonably require from time to time in order to (A) carry out more effectively the purposes of the AYE Loan Documents and (B) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the AYE Lender Parties the rights granted or now or hereafter intended to be granted to the AYE Lender Parties under any AYE Loan Document or under any other instrument executed in connection with any AYE Loan Document to which it is or is to be a party.

                   (l)     Preparation of Environmental Reports. If the AYE Lender Agent shall reasonably believe that a material environmental event has occurred on any parcel of real property owned or leased by it or any of its Subsidiaries after the date hereof, at the request of the AYE Lender Agent describing in reasonable details the basis of such belief, provide to the AYE Lender Agent within 90 days after such request, at the expense of the Parent, a Phase I environmental site assessment report for the properties described in such request prepared by an environmental consulting firm acceptable to the AYE Lender Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any legally required compliance, removal or remedial action in connection with any Hazardous Materials on such properties. Without limiting the generality of the foregoing, if the AYE Lender Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the AYE Lender Agent may, at the time following the forty-fifth day after the request of the AYE Lender Agent, retain an environmental consulting firm to prepare such report at the expense of the Parent, and the Parent hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the AYE Lender Agent, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

                   (m)     Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which it or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the AYE Lender Agent of any default by any party with respect to such leases and cooperate with the AYE Lender Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so except, in any case, where the failure to do so, either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

                   (n)     Maintenance of Ownership of Subsidiaries. Except as permitted under Section 5.02(d) or (e), maintain ownership and control of all Equity Interests that it holds in all of its Subsidiaries, directly or indirectly, free and clear of all Liens except as permitted by the AYE Loan Documents.

                   (o)     Use of Proceeds. Use the proceeds of (i) initial Advances made to it (if it is indebted to any Existing AYE Lender) to refinance the portion of the Existing AYE Debt owing by it, (ii) all subsequent Advances and, in the case of the Parent only, the Letter of Credit made to it, or for its account, for its general corporate purposes and to provide working capital to it.

                   (p)     Business Plan. At all times act reasonably in accordance with the Business Plan; provided that, for the avoidance of doubt, any Sale of Assets or Debt/Equity Issuance which is otherwise permitted under the AYE Loan Documents shall not be prohibited pursuant to this Section 5.01(p) notwithstanding that such Sale or Debt/Equity Issuance is not expressly included in the Business Plan.

                   (q)     Ranking. Ensure that the Senior Debt Obligations owing by it at all times shall rank in right of payment at least pari passu in right of payment to all its other unsecured and unsubordinated Obligations.

                   (r)     Tax Allocation Agreement. Use all reasonable commercial efforts to, deliver to the AYE Lender Agent an amendment to the Tax Allocation Agreement, or an amended and restated Tax Allocation Agreement, to reflect existing practices of the Parent and its Subsidiaries with respect to tax allocation, including (i) extend the application of the Tax Allocation Agreement to all States where consolidated or combined reporting for the Parent and its Subsidiaries is applicable and (ii) clarify that each party to the Tax Allocation Agreement shall be paid in cash for use of tax benefits such as net operating losses.

                   (s)     Taxes. Pay in full when due (or obtain an appropriate exemption therefrom) all Taxes (i) due and payable after the Closing Date in connection with its execution, delivery, filing, recording or admissibility in evidence of the AYE Loan Documents to which it is a party or to ensure the legality, validity, enforceability, perfection or admissibility in evidence there and (ii) due and payable after the Closing Date by it in connection with the consummation of the transactions contemplated by, and the performance of, the AYE Loan Documents to which it is a party.

                   (t)     Stamp Duties, Etc. Pay in full when due (or obtain an appropriate exemption therefrom) all required stamp duties, registration fees, filing costs and other charges in connection with its execution, delivery, filing, recording, perfection, priority or admissibility in evidence of the AYE Loan Documents to which it is a party required to be paid after the Closing Date.

                   SECTION 5.02.     Negative Covenants of the Borrowers.  Each Borrower covenants and agrees that on and after the date hereof and until the Notes, together with all accrued interest thereon, fees and all other Senior Debt Obligations are paid in full and all Commitments and the Letter of Credit shall have terminated, it will not, at any time:

                   (a)     Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names such Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i) Permitted Liens;

                             (ii)     purchase money Liens upon or in physical Assets acquired or held by the Parent or any of the Regulated Subsidiaries in the ordinary course of business to secure the purchase price of such Asset or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such Asset to be subject to such Liens, or Liens existing on any such Asset at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that (A) the aggregate amount of all such Debt with respect to the Parent and the Regulated Subsidiaries shall not exceed $50,000,000 at any time; and (B) no such Lien shall extend to or cover any property other than the Asset being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;

                             (iii)     Liens arising in connection with Capitalized Leases permitted under Section 5.02(i); provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases;

                             (iv)     Liens securing Debt for Borrowed Money incurred (whether through issuance of First Mortgage Bonds or otherwise), after the date hereof, by the Regulated Subsidiaries in an aggregate principal amount not to exceed $100,000,000;

(v) Liens on any commodity which is the subject of any commodity purchase agreement, which Liens are granted to secure only performance of Obligations under such commodity purchase agreement;

                             (vi)     Liens securing Permitted Regulated Subsidiary Debt; provided that the proceeds of such Permitted Regulated Subsidiary Debt are used to (A) fund Capital Expenditures, as contemplated in the definition of "Permitted Regulated Subsidiary Debt" or (B) refinance other Debt which is secured by a Lien in existence as of the Closing Date, to the extent that (1) the Liens permitted by this clause (B) are upon or in the same property securing the Debt being refinanced and (2) the aggregate principal amount of such refinancing Debt does not exceed the aggregate principal amount of the Debt being refinanced, together with all accrued interest, fees and customary transaction costs and expenses;

                             (vii)     Liens on any cash collateral granted solely to secure performance of Obligations under any agreement (including any commodity purchase or sale agreement); provided that the aggregate amount of all such cash collateral shall not exceed $45,000,000; and

                             (viii)     the replacement, extension or renewal of any Lien permitted by clauses (ii), (iii) and (iv) above upon or in the same property theretofore subject thereto upon the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than pursuant to the AYE Loan Documents, except:
(i) Debt outstanding as of the date hereof under the Bond Instruments;

                             (ii)     in the case of any Borrower other than the Parent, unsecured Debt owed to a wholly owned Subsidiary of the Parent that is not an AESC Company, which Debt shall mature no earlier than the date occurring six months after the date specified in clause (a) of the definition of "Termination Date", and with no amortization or mandatory prepayment thereof prior to such date;

(iii) Permitted Regulated Subsidiary Debt;

                             (iv)     in the case of the Parent only, any other unsecured Debt (including pursuant to any Debt/Equity Issuance) created or incurred by the Parent with a scheduled maturity date falling no earlier than the date occurring six months after the date specified in clause (a) of the definition of "Termination Date", and with no amortization or mandatory prepayments thereof prior to such date; provided that (A) the Required Prepayment Amount relating thereto is applied in accordance with Section 2.06(b) and (B) no later than 30 days prior to the entry by the Parent into any agreement or contract relating thereto, the Parent shall have delivered to the AYE Lender Agent pro forma financial projections, in form and substance reasonably satisfactory to the AYE Lender Agent, demonstrating compliance with the covenants in Section 5.04 up to and including the date specified in clause (a) of the definition of "Termination Date" following the incurrence of such Debt;

(v) the AESC Debt;
(vi) any Debt which is listed in Schedule III;
(vii) [Intentionally Omitted]

                             (viii)     any Debt incurred by the Regulated Subsidiaries of up to an aggregate principal amount not to exceed $100,000,000 for their respective corporate purposes; provided that the Required Prepayment Amount relating thereto is applied in accordance with Section 2.06(b);

(ix) Debt under the Hagerstown Facility and the BB&T Facility;

                             (x)     reimbursement obligations for amounts paid on behalf of the Parent or any of its Subsidiaries by the Parent or one or more Subsidiaries in accordance with applicable requirements under PUHCA with respect to the provision of goods or services to the Parent and one or more Subsidiaries of the Parent and two or more Subsidiaries of the Parent;

(xi) Debt that is secured by a Lien permitted under Section 5.02(a)(ii) or (iii);
(xii) Debt incurred by the Parent or any of its Subsidiaries (other than an AESC Company) pursuant to the Money Pool Orders; and

                             (xiii)     any other unsecured Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Debt referred to in clauses (xi) and (xii); provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by this Agreement, provided further that (A) the principal amount of any such Debt shall not be increased above the aggregate of (1) the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing and (2) accrued and unpaid interest, fees and customary transaction costs and expenses directly related to such extension, refunding or refinancing, (B) any such Debt matures no earlier than the date occurring six months after the date specified in clause (a) of the definition of "Termination Date" and has no required amortization or mandatory prepayment prior to such date and (C) the direct and contingent obligors therefor shall not be changed, in each case, as a result of or in connection with such extension, refunding or refinancing.

                   (c)     Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof; or engage in, or permit any of its Subsidiaries to engage in, any business other than electric power generation and/or energy trading or any other business in which the Parent or any of its Subsidiaries is engaged on the Closing Date, as described in Schedule 5.02(c).

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

                             (i)     any wholly owned Subsidiary of the Parent (other than an AESC Company or another Borrower) may merge into or consolidate with any other Subsidiary of the Parent that is not also a Borrower or an AESC Company, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Parent;

                             (ii)     any wholly owned Subsidiary of a Regulated Subsidiary may merge into or consolidate with any other Subsidiary of such Regulated Subsidiary, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of such Regulated Subsidiary;

(iii) any AESC Company may merge into or consolidate with any other AESC Company to the extent permitted under the AESC Loan Documents;

                             (iv)     any Subsidiary that is not an AESC Company may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, in each case, so as to effectuate any Asset Sale permitted under Section 5.02(e) or any Debt/Equity Issuance; and

(v) any merger which contemplates by its terms the concurrent payment in full of all Senior Debt Obligations upon such merger;
provided that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default.

                   (e)     Sales, Etc., of Assets. Sell (including by way of sale/leaseback), lease, assign, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell (including by way of sale/leaseback), lease, assign, transfer or otherwise dispose of, any of its Assets, or grant any option or other right to purchase, lease or otherwise acquire any such Assets, except (i) for cash consideration, if (A) in the case of any such Asset Sale by the Parent or any of its Subsidiaries (other than an AESC Company), the Net Cash Proceeds resulting therefrom are applied in accordance with Section 2.06(b) and (B) in the case of any such Asset Sale by an AESC Company, (1) on or prior to such Sale, all amounts outstanding under the Pollution Control Bond Indentures with respect to Pollution Control Bonds secured by PCB Liens on such Asset are paid in full in accordance with the terms of the relevant Pollution Control Bond Indenture and (2) the Net Cash Proceeds resulting therefrom are applied in accordance with the AESC Loan Documents; provided that no Partial Sales may be made pursuant to this clause (i) unless otherwise agreed to by the Required AYE Lenders, (ii) any of the following: (A) sales of inventory in the ordinary course of business and on reasonable terms, (B) sales of worn out, surplus, or obsolete equipment in the ordinary course of business; (C) replacement of equipment undertaken in the ordinary course of business with other equipment if no Default exists at the time of such replacement and a Lien in favor of the AYE Lenders exists in such other equipment at the time of such replacement, (D) Sales of other immaterial property (other than Equity Interests in, or Debt or other obligations of, any Subsidiary) in the ordinary course of business and on reasonable terms, if no Default exists at the time of such Sale; provided that Assets may not be sold pursuant to this clause (D) if the aggregate fair market value of all property sold pursuant to this clause (D) exceeds $12,000,000 in the aggregate, (E) dissolution or other Sale of NYC Energy, LLC (as long as the lesser of the book value of the Equity Interests in NYC Energy, LLC and the net proceeds resulting from such dissolution or Sale does not exceed $20,000), (F) sales or other dispositions of electric energy, capacity, ancillary services or emissions credits under any Environmental Laws, in each case, for cash (and on customary market payment terms) and in the ordinary course of business and (G) dissolution or other Sale of Mon Synfuel, LLC (as long as the lesser of the book value of the Equity Interests in Mon Synfuel, LLC and the net proceeds resulting from such dissolution or Sale does not exceed $60,000) or (iii) any Asset of the Parent or any of its Subsidiaries (1) unless such Sale is to the Parent or any of its Subsidiaries (other than an AESC Company) and is made in order to protect the value of an Asset of the Parent or such Subsidiary; (2) no Debt for Borrowed Money is incurred in connection therewith; and (3) no Lien is created, granted, incurred or assumed in connection therewith; provided that no Partial Sales may be made pursuant to this clause (iii) unless otherwise agreed to by the Required AYE Lenders.

(f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

                             (i)     equity Investments by the Borrowers in (A) their respective Subsidiaries which Subsidiaries are in existence on the date hereof and (B) any Subsidiary established after the Closing Date and, in the case of clause (B), in order to (1) effectuate any Asset Sale permitted under Section 5.02(e) or (2) enhance the tax efficiency of the Parent and its Subsidiaries, taken as a whole; provided that (I) no Debt for Borrowed Money is incurred in connection therewith and (II) no Lien is created, granted, incurred or assumed in connection therewith;

(ii) loans and advances to its employees in the ordinary course of its business as presently conducted in an aggregate principal amount, not to exceed $2,000,000 at any time outstanding;
(iii) Investments in Cash Equivalents;
(iv) Investments existing on the date hereof and described on Schedule 4.01(r);
(v) Investments consisting of intercompany Debt permitted under Section 5.02(b)(ii), (vi) or (x); and
(vi) Investments consisting of intercompany loans permitted under the Money Pool Orders.

                   (g)     Restricted Payments. (i) Declare or pay any Restricted Payments except cash distributions to holders of Preferred Interests issued by the Parent or interest payments, in cash, to holders of securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) the Parent, (ii) permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in it or (iii) permit any of its Subsidiaries to issue or sell any Equity Interests, other than, in the case of (A) the Regulated Subsidiaries and AESC, to the Parent, (B) Mountaineer Gas, to MPC and (c) any AESC Company, in accordance with the AESC Loan Documents.

                   (h)     Payment Restrictions Affecting Subsidiaries. Directly or indirectly enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist (i) any agreement or arrangement limiting the ability of any of such Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise invest in, the Parent or any of its Subsidiaries or (ii) any agreements limiting the ability of any of the Parent's Subsidiaries to transfer assets to the Parent or any of its Subsidiaries (in each case, whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except the AYE Loan Documents, the Hagerstown Credit Agreement, the BB&T Loan Documents, the Bond Instruments and the AESC Loan Documents.

                   (i)     Lease Obligations. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (ii) for the rental or hire of other real or personal property of any kind under leases or agreements to lease (including Capitalized Leases) having an original term of one year or more that would cause its direct and contingent liabilities, on a Consolidated basis, in respect of all such obligations of the Parent and its Subsidiaries, to exceed $40,000,000, in the aggregate, in payment obligations (without double counting) that are in the nature of a rental payment obligation or are otherwise not avoidable at the option of the lessee without incurring other costs or risks (including for this purpose purchase rights for which the failure to exercise results in other payment obligations and guarantees of value) in any period of 12 consecutive months.

                   (j)     Amendments of Constituent Documents. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or formation, other than for purposes of eliminating preemptive rights or in order to authorize the issuance of Preferred Interests.

                   (k)     Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required by GAAP or if its Board of Directors otherwise decides, or (ii) Fiscal Year.

                   (l)     Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, or permit any of its Subsidiaries to do any of the foregoing (other than for any Regulated Subsidiary to prepay any Debt payable to another Regulated Subsidiary or the Parent), or amend, modify or change in any manner any material term or condition of any Debt (including the Bond Instruments), except (i) in the case of the Borrowers only, the prepayment of (A) the AYE Bank Debt and (B) Debt which is refinanced and prepaid concurrently with Debt which is incurred in accordance with Section 5.02(b) and the aggregate principal amount of which does not exceed the aggregate principal amount of the Debt being refinanced and prepaid, together with all accrued interest, fees and customary transaction costs and expenses, (ii) in the case of the AESC Companies, the prepayment of Obligations (A) under, and in accordance with, the AESC Loan Documents and (B) in respect of Hedge Agreements in accordance with the Business Plan or (iii) to the extent required to effectuate any Sale of Assets which is permitted under Section 5.02(e).

                   (m)     Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or enter into any profit-sharing or royalty agreement or other similar arrangement or commit to a trust whereby its income or profits are, or might be, shared with any other Person, or enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person, or permit any of its Subsidiaries to do so, in each case, other than (i) the Tax Allocation Agreement, (ii) to effectuate any Sale of an Asset permitted under Section 5.02(e), (iii) to effectuate any Debt/Equity Issuance or (iv) to enhance the tax efficiency of the Parent and its Subsidiaries, taken as a whole; provided that (A) no Debt for Borrowed Money is incurred in connection therewith and (B) no Lien is created, granted, incurred or assumed in connection therewith.

                   (n)     Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions (including take-or-pay contracts, long term fixed price off-take contracts and contracts for the sale of power for which physical delivery is not available) unless the same (i) is consistent with the policy on Corporate Energy Risk Policy (as amended from time to time) approved by the Parent's board of directors or (ii) has been approved in writing by the Required AYE Lenders.

                   (o)     Capital Expenditures. Make, or permit any of its Subsidiaries to make, any Capital Expenditures, except (i) Mandatory Capital Expenditures, (ii) any Scheduled Capital Expenditure, to the extent such Scheduled Capital Expenditure is provided for in the CapEx Budget and (iii) in the case of the AESC Companies only, to the extent permitted under the AESC Loan Documents.

                   (p)     Formation of Subsidiaries. Organize or invest, or permit any Subsidiary to organize or invest, in any new Subsidiary, except in order to: (i) effectuate any Sale of an Asset permitted under Section 5.02(e), (ii) effectuate any Debt/Equity Issuance (iii) enhance the tax efficiency of the Borrower and its Subsidiaries, taken as a whole; provided that, with respect to this clause (iii), (A) no Debt for Borrowed Money is incurred in connection therewith and (B) no Lien is created, granted, incurred or assumed in connection therewith.

                   (q)     Equity Interests. Issue, or permit any of its Subsidiaries to issue, any Equity Interests to any Person unless upon receipt by the Parent or such Subsidiary of the Net Cash Proceeds relating thereto, (i) in the case of any such issuance by the Parent or any Subsidiaries other than an AESC Company, an amount equal to the Required AESC Prepayment Amount, if any, with respect to such issuance is contributed in cash by the Parent to AESC, and (ii) in all other cases, an amount equal to the Required Prepayment Amount, if any, relating thereto is applied in accordance with Section 2.06(b).

                   (r)     Compliance with ERISA. (i) Terminate, or permit any of its ERISA Affiliates to terminate, any Plan so as to result in any material liability to it or any of its ERISA Affiliates, if such material liability to the PBGC could reasonably be expected to have a Material Adverse Effect, or (ii) permit to exist any Termination Event with respect to a Plan which would have a Material Adverse Effect to the extent such Termination Event is within the control of the Parent.

                   (s)     Hagerstown and BB&T Facilities. (i) Amend, amend and restate, supplement or otherwise modify any Hagerstown Loan Document or BB&T Loan Document, (ii) consent to any assignment or participation by Hagerstown or BB&T of its rights and interests under any Hagerstown Loan Document or BB&T Loan Document, respectively, in the case of clause (i) and (ii), without the prior written consent of the Required Lenders or (iii) grant any Liens to secure Obligations under the Hagerstown Loan Documents or the BB&T Loan Documents.

                   (t)     Partial Sales. Unless otherwise agreed to by the Required AYE Lenders, directly or indirectly effect or undertake, or permit any of its Subsidiaries to effect or undertake, any Partial Sale, or enter into, or permit any of its Subsidiaries to enter into, any agreement or arrangement for a Partial Sale.

                   SECTION 5.03.     Reporting Covenants of the Parent.  The Parent covenants and agrees that on and after the date hereof and until the Notes, together with all accrued interest thereon, fees and all other Senior Debt Obligations are paid in full and all Commitments and the Letter of Credit shall have terminated, the Parent will furnish to the AYE Lender Agent in sufficient copies for the AYE Lenders:

                   (a)     Default Notices. As soon as possible and in any event within five Business Days after any Responsible Officer of any Borrower becomes aware of the occurrence of (i) any Default or (ii) any event, development or occurrence reasonably likely to have a Material Adverse Effect, in the case of clause (i) or (ii), continuing on the date of such statement, a statement of a Responsible Officer of the Parent setting forth the details of such Default or event, development or occurrence (as applicable) and, in each case, the actions, if any, which the Parent has taken and proposes to take with respect thereto.

                   (b)     Annual Financials. As soon as available and in any event within 105 days after the end of each Fiscal Year (or, in the case of Fiscal Year 2002, within 180 days thereafter), a copy of the annual audit report for such year for the Parent and its Subsidiaries including therein a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion acceptable to the Required AYE Lenders of Price WaterhouseCoopers or other independent public accountants of recognized standing acceptable to the Required AYE Lenders, together with (i) a certificate of such accounting firm to the Secured Parties stating that in the course of the regular audit of the business of the Parent and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (ii) (A) a schedule in form satisfactory to the Required AYE Lenders Agent of the computations prepared by the Parent and used by such accounting firm in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP (as in effect on the Closing Date) and (B) a copy of any management letter from such accounting firm to the Parent or any of its Subsidiaries issued in connection with such audit and (iii) a certificate of the Chief Financial Officer of the Parent stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto.

                   (c)     Quarterly Financials. As soon as available and in any event within 60 days after the end of each of the first three quarters of each Fiscal Year (or, in the case of the first fiscal quarter of Fiscal Year 2003, within 90 days thereafter), a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer of the Parent as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Required AYE Lenders of the computations used by the Parent in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

                   (d)     Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority, domestic or foreign, affecting the Parent or any of its Subsidiaries of the type described in Section 4.01(e), and promptly after the occurrence thereof, notice of any material adverse change in the status or the financial effect on the Parent or any of its Subsidiaries of the Disclosed Litigation from that described on Schedule 4.01(e).

                   (e)     ERISA.  (i)  ERISA Events and ERISA Reports. Promptly and in any event within 20 days after (A) the Parent or any of its Subsidiaries or any ERISA Affiliate knows that any ERISA Event has occurred, a statement of the Parent describing such ERISA Event and (B) the date of any material correspondence between the Parent, any of its Subsidiaries or any ERISA Affiliate and the PBGC, a copy of such material correspondence.

                             (ii)     Plan Terminations. Promptly and in any event within three Business Days after receipt thereof by the Parent or any of its Subsidiaries or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

                             (iii)     Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

                             (iv)     Multiemployer Plan Notices. Promptly and in any event within 30 days after receipt thereof by the Parent or any of its Subsidiaries or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by the Parent, any of its Subsidiaries or any ERISA Affiliate in connection with any event described in clause (A) or (B).

                   (f)     Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by the Parent or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could reasonably be expected to have a Material Adverse Effect.

                   (g)     Debt/Equity Issuance. As soon as possible and in any event no later than 30 days prior to the occurrence of any Debt/Equity Issuance by the Parent or any of its Subsidiaries, notify the AYE Lender Agent of the following with respect to such Debt/Equity Issuance: (i) the identity of the issuer, (ii) the expected date of such Debt/Equity Issuance and (iii) the amount of the Net Cash Proceeds expected to result therefrom.

                   (h)     Hagerstown Facility. Such information concerning the Hagerstown Facility (including the principal amount, accrued interest and fees outstanding thereunder) as any AYE Lender Party or any Agent may from time to time reasonably request.

                   (i)     Monthly Cash Statements. Within ten Business Days after the end of each calendar month, (i) a report reflecting the actual cash receipts and cash disbursements for such month and (ii) a report comparing the actual cash balance as of the end of such month to the projected cash balance for such month in the Business Plan.

                   (j)     Asset Sales and Debt/Equity Issuances. Within ten Business Days after the end of each calendar quarter, a report (i) describing, with respect to each Asset Sale by the Parent or any of its Subsidiaries (other than an AESC Company) that was consummated during such quarter, the Asset that was sold, the date such Sale was consummated and the aggregate Net Cash Proceeds arising from such Sale, (ii) describing, with respect to each Debt/Equity Issuance by the Parent or any of its Subsidiaries that was consummated during such quarter, the identity of the issuer, the date of such Debt/Equity Issuance and the aggregate Net Cash Proceeds arising from such Debt/Equity Issuance and (iii) describing, to the extent permitted under Applicable Law, (A) the marketing efforts, if any, with respect to any Asset Sales which are contemplated by the Parent or any of its Subsidiaries (other than an AESC Company) and (B) any Debt/Equity Issuance contemplated by the Parent or any of its Subsidiaries to be consummated in the next succeeding calendar quarter and, with respect to each such Asset Sale and Debt/Equity Issuance, (1) the identity of the seller or issuer, as applicable (2) the expected date of such Asset Sale or Debt/Equity Issuance, as applicable and (3) the amount of the Net Cash Proceeds expected to result therefrom.

                   (k)     Other Information. Such other information respecting the business or properties, or the condition or operations, financial or otherwise, of the Parent or any of its Subsidiaries as any AYE Lender Party or any Agent may from time to time reasonably request.

                   SECTION 5.04.     Financial Covenants.  So long as any Advance or any other Senior Debt Obligation of any Borrower shall remain unpaid, the Letter of Credit shall be outstanding or any AYE Lender Party shall have any Commitment hereunder, the Parent will:

                   (a)     Debt to Total Capitalization. At the end of each fiscal quarter (including the fourth fiscal quarter) of the Parent, cause the ratio of (a) Debt for Borrowed Money of the Parent and its Subsidiaries to (b) Total Capitalization to be not more than (i) 0.75:1.00 (75%) with respect to each fiscal quarter during Fiscal Year 2003, (ii) 0.72:1.00 (72%) with respect to each fiscal quarter during Fiscal Year 2004 and (iii) 0.72:1.00 (72%) with respect to each fiscal quarter during Fiscal Year 2005.

(b) Fixed Charge Coverage Ratio. Maintain at the end of each period referred to below a Fixed Charge Coverage Ratio at the Parent of not less than the amount set forth below:
Period	Amount
Three months ending March 31, 2003	1.10
Six months ending June 30, 2003	1.10
Nine months ending September 30, 2003	1.10
Twelve months ending December 31, 2003	1.10
Twelve months ending March 31, 2004	1.10
Twelve months ending June 30, 2004	1.10
Twelve months ending September 30, 2004	1.10
Twelve months ending December 31, 2004	1.10
Twelve months ending March 31, 2005	1.10
ARTICLE VI EVENTS OF DEFAULT
SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                   (a)  (i)  any Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) any Borrower shall fail to pay any interest on any Advance, or any Borrower shall fail to make any other payment under any AYE Loan Document, in each case under this clause (ii) within three Business Days after the same becomes due and payable; or

                   (b)     any representation or warranty made by any Borrower (or any of its officers) under or in connection with any AYE Loan Document shall prove to have been incorrect in any material respect when made; or

(c) any Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(e), (f), (q) or (r), 5.02, 5.03(a)(i) or 5.04; or

                   (d)  (i)  the Parent shall fail to deliver any financial statements with respect to Fiscal Year 2002 or the first quarter of Fiscal Year 2003 required to be delivered by it pursuant to Section 5.03(b) or (c), respectively, on or before the respective dates required for such delivery thereunder, and such failure shall remain unremedied for 30 days thereafter or (ii) any Borrower shall fail to perform or observe any other term, covenant or agreement contained in any AYE Loan Document on its part to be performed or observed if such failure shall remain unremedied for 60 days after the earlier of the date on which (A) a Responsible Officer of such Borrower or the Parent becomes aware of such failure or (B) written notice thereof shall have been given to such Borrower by any AYE Lender Party or the AYE Lender Agent;

                   (e)     the Parent or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of (i) any Debt under the Hagerstown Facility or (ii) any other Debt of the Parent or such Subsidiary, as the case may be, that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $25,000,000 either individually or in the aggregate (but excluding Debt outstanding under this Agreement and Debt outstanding under the Hedge Agreements set forth in Schedule 4.01(t)), in the case of clause (i) or (ii), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate or to permit the acceleration of the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the scheduled maturity thereof; or

(f) any Insolvency Proceeding shall occur with respect to the Parent or any of its Subsidiaries; or

                   (g)  (i)  any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $25,000,000 shall be rendered against the Parent or any of its Subsidiaries and either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (B) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or (ii) any agreement is made by the Parent or any of its Subsidiaries or any of its Affiliates to settle any proceeding by or before any Governmental Authority whereby the Parent, any of its Subsidiaries or any of its Affiliates agrees to pay (or otherwise provide consideration), in the aggregate pursuant to any single such agreement or series of related agreements, an amount in excess of $25,000,000 (excluding amounts which are paid by Persons other than the Parent or any of its Subsidiaries before enforcement proceedings shall have been commenced by any creditor upon such agreement against the Parent or any of its Subsidiaries) to resolve the related proceeding; or

                   (h)     any non-monetary judgment or order shall be rendered against the Parent or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                   (i)     any provision of any of the AYE Loan Documents shall be canceled, terminated, declared to be null and void or shall otherwise cease to be valid and binding on any Borrower party thereto, in each case, as determined in a final, non-appealable judgment of a court of competent jurisdiction, or any Borrower shall deny in writing any further liability or obligation thereunder; or

(j) a Change of Control shall occur; or

                   (k)     any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Parent or any of its Subsidiaries and the ERISA Affiliates related to such ERISA Event) exceeds, in the aggregate with any amounts applicable under clauses (l) and (m) of this Section 6.01, $25,000,000; or

                   (l)     the Parent, any of its Subsidiaries or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Parent, any of its Subsidiaries and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds, in the aggregate with any amounts applicable under clauses (k) and (n) of this Section 6.01, $25,000,000 or requires payments exceeding $25,000,000 per annum; or

                   (m)     the Parent or any of its Subsidiaries or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Parent, its Subsidiaries and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding, in the aggregate with any amounts applicable under clauses (l) and (m) of this Section 6.01, $25,000,000; or

                   (n)     any Material Governmental Approval shall be revoked, terminated, withdrawn, suspended, modified in any material respect or shall otherwise cease to be in full force and effect (other than, with respect to any such Material Governmental Approval which is no longer relevant or necessary to the business, properties, assets or operations of any Borrower Group Member, expiration or termination thereof in accordance with its terms or Applicable Law) and is not remedied within 60 Business Days of such revocation, termination, withdrawal, suspension, modification or other action; provided that such revocation, termination, withdrawal, suspension, modification or cessation (each, an "Action") shall not be an Event of Default if within 60 days of such Action, the Parent remedies such Action so long as (i) such Action, in the reasonable opinion of the Required AYE Lenders is capable of remedy in such 60-day period, (ii) the Parent is diligently pursuing such remedy and (iii) the occurrence of such Action cannot reasonably be expected to have a Material Adverse Effect; or

(o) any "Event of Default" under, and as defined in, the Hagerstown Credit Agreement shall occur; or

                   (p)     the Parent or any of its Subsidiaries shall make any payment to any holder of Debt for Borrowed Money (excluding (i) Debt owed to BB&T to the extent such Debt is refinanced pursuant to the BB&T Loan Agreement and (ii) contingent obligations to reimburse the issuer of letters of credit issued for the account of the Parent or such Subsidiary that are outstanding as of the Closing Date) which is (i) outstanding as of the Closing Date, (ii) either in default as of the Closing Date or the holder of which has alleged a default thereunder on or prior to the Closing Date and (iii) not refinanced on the Closing Date (regardless of whether such default or alleged default has been waived) on terms reasonably satisfactory to the AYE Lender Parties (such Debt for Borrowed Money, "Defaulted Debt"), or any assignee of such Defaulted Debt, unless the Senior Debt Obligations are paid in full contemporaneously with such payment to the holder of such Defaulted Debt; or

                   (q)     Any judgment or order for the payment of money in excess of $5,000,000 with respect to any Defaulted Debt shall be rendered against the Parent or any of the Regulated Subsidiaries, regardless or whether the Parent or any Regulated Subsidiary shall make any payment with respect to such judgment or order; or

(r) the Parent shall cease, for any period of 30 consecutive days, to have a Financial Advisor providing financial advice to it;

then, and in any such event, the AYE Lender Agent (i) shall at the request, or may with the consent, of the Required AYE Lenders, by notice to the Borrowers, declare the Commitments of each AYE Lender Party and the obligation of each AYE Lender Party to make Advances (other than Letter of Credit Advances by the AYE Issuing Bank or an AYE Lender pursuant to Section 2.03(b)) and of the AYE Issuing Bank to issue the Letter of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required AYE Lenders, (A) by notice to the Borrowers, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other AYE Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that upon the occurrence of any Event of Default described in Section 6.01(f), (1) the Commitments of each AYE Lender Party and the obligation of each AYE Lender Party to make Advances (other than Letter of Credit Advances by the AYE Issuing Bank or an AYE Lender pursuant to Section 2.03(b)) and of the AYE Issuing Bank to issue the Letter of Credit shall automatically be terminated and (2) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

                   SECTION 6.02.     Actions in Respect of the Letter of Credit upon Default.  If any Event of Default shall have occurred and be continuing, the AYE Lender Agent may, or shall at the request of the Required AYE Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon each Borrower to, and forthwith upon such demand such Borrower will, pay to the AYE Lender Agent on behalf of the AYE Lender Parties in immediately available funds at the AYE Lender Agent's office designated in such demand, for deposit in the Cash Collateral Account, an amount equal to the aggregate Available Amount of the Letter of Credit then outstanding. If at any time the AYE Lender Agent determines that any funds held in the Cash Collateral Account are subject to any right or claim of any Person other than the AYE Lender Agent and the AYE Lender Parties or that the total amount of such funds is less than the Available Amount of the Letter of Credit, the Parent will, forthwith upon demand by the AYE Lender Agent, pay to the AYE Lender Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the Cash Collateral Account that the AYE Lender Agent determines to be free and clear of any such right and claim. Upon the drawing of the Letter of Credit for which funds are on deposit in the Cash Collateral Account, such funds shall be applied to reimburse the AYE Issuing Bank or AYE Lenders, as applicable, to the extent permitted by applicable law.

ARTICLE VII THE AYE LENDER AGENT

                   SECTION 7.01.     Authorization and Action.  Each AYE Lender Party hereby appoints and authorizes the AYE Lender Agent to (a) take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other AYE Loan Documents as are delegated to the AYE Lender Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto, and (b) enter into the Intercreditor Agreement on its behalf. As to any matters not expressly provided for by the AYE Loan Documents (including enforcement or collection of the Notes), the AYE Lender Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required AYE Lenders, and such instructions shall be binding upon all AYE Lender Parties and all holders of Notes; provided, that the AYE Lender Agent shall be required to take any action that exposes the AYE Lender Agent to personal liability or that is contrary to this Agreement or Applicable Law. The AYE Lender Agent agrees to give to each AYE Lender Party prompt notice of each notice given to it by any Borrower or the AYE/AESC Intercreditor Agent pursuant to the terms of this Agreement and the other AYE Loan Documents.

                   SECTION 7.02.     AYE Lender Agent's Reliance, Etc.  Neither the AYE Lender Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the AYE Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the AYE Lender Agent: (a) may treat the payee of any Note as the holder thereof until the AYE Lender Agent receives and accepts an Assignment and Acceptance entered into by the AYE Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (b) may consult with legal counsel (including counsel for any Borrower), independent public accountants and other experts selected in good faith by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any AYE Lender Party and shall not be responsible to any AYE Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the AYE Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any AYE Loan Document on the part of any Borrower or to inspect the property (including the books and records) of any Borrower; (e) shall not be responsible to any AYE Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any AYE Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any AYE Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, telex, electronic mail or other electronic means) believed by it to be genuine and signed or sent by the proper party or parties.

                   SECTION 7.03.     Citibank and Affiliates.  With respect to its Commitments, the Advances made by it and the Notes issued to it, Citibank shall have the same rights and powers under the AYE Loan Documents as any other AYE Lender Party and may exercise the same as though it were not an Agent; and the term "AYE Lender Party" or "AYE Lender Parties" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Borrower, any of its Subsidiaries and any Person that may do business with or own securities of any Borrower or any such Subsidiary, all as if Citibank were not the AYE Lender Agent and without any duty to account therefor to the AYE Lender Parties.

                   SECTION 7.04.     AYE Lender Party Credit Decision.  Each AYE Lender Party acknowledges that it has, independently and without reliance upon the AYE Lender Agent or any other AYE Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each AYE Lender Party also acknowledges that it will, independently and without reliance upon the AYE Lender Agent or any other AYE Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

                   SECTION 7.05.     Indemnification.  (a)  Each AYE Lender Party severally agrees to indemnify the AYE Lender Agent (to the extent not promptly reimbursed by the Borrower) from and against such AYE Lender Party's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the AYE Lender Agent in any way relating to or arising out of the AYE Loan Documents or any action taken or omitted by the AYE Lender Agent under the AYE Loan Documents (collectively, the "Indemnified Costs"); provided that no AYE Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting directly and primarily from the AYE Lender Agent's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each AYE Lender Party agrees to reimburse the AYE Lender Agent promptly upon demand for its ratable share of any damages, losses, liabilities, costs and expenses (including fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the AYE Lender Agent is not promptly reimbursed for such damages, losses, liabilities, costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any AYE Lender Party or any other Person.

                   (b)     Each AYE Lender Party severally agrees to indemnify the AYE Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such AYE Lender Party's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the AYE Issuing Bank in any way relating to or arising out of the AYE Loan Documents or any action taken or omitted by the AYE Issuing Bank under the AYE Loan Documents (including the issuance or transfer of, or payment or failure to pay under, the Letter of Credit); provided that no AYE Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting directly and primarily from the AYE Issuing Bank's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each AYE Lender Party agrees to reimburse the AYE Issuing Bank promptly upon demand for its ratable share of any damages, losses, liabilities, costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the AYE Issuing Bank is not promptly reimbursed for such damages, losses, liabilities, costs and expenses by the Borrower.

                   (c)     For purposes of this Section 7.05, the AYE Lender Parties' respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective AYE Lender Parties and (ii) their respective Pro Rata Shares of the Available Amount of the Letter of Credit outstanding at such time; provided that the aggregate principal amount of Letter of Credit Advances owing to the AYE Issuing Bank shall be considered to be owed to the AYE Lenders ratably in accordance with their respective Loan Commitments. The failure of any AYE Lender Party to reimburse the AYE Lender Agent or the AYE Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the AYE Lender Parties to such Agent or the AYE A Issuing Bank, as the case may be, as provided herein shall not relieve any other AYE Lender Party of its obligation hereunder to reimburse the AYE Lender Agent or the AYE Issuing Bank, as the case may be, for its ratable share of such amount, but no AYE Lender Party shall be responsible for the failure of any other AYE Lender Party to reimburse the AYE Lender Agent or the AYE Issuing Bank, as the case may be, for such other AYE Lender Party's ratable share of such amount. Without prejudice to the survival of any other agreement of any AYE Lender Party hereunder, the agreement and obligations of each AYE Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other AYE Loan Documents.

                   SECTION 7.06.     Successor AYE Lender Agent.  The AYE Lender Agent may resign at any time by giving written notice thereof to the AYE Lender Parties and the Borrower and may be removed at any time with or without cause by the Required AYE Lenders. Upon any such resignation or removal, the Required AYE Lenders shall have the right to appoint a successor AYE Lender Agent. If no successor AYE Lender Agent shall have been so appointed by the Required AYE Lenders, and shall have accepted such appointment, within 30 days after the retiring AYE Lender Agent's giving of notice of resignation or the Required AYE Lenders' removal of the retiring AYE Lender Agent, then the retiring AYE Lender Agent may, on behalf of the AYE Lender Parties, appoint a successor AYE Lender Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as AYE Lender Agent hereunder by a successor AYE Lender Agent such successor AYE Lender Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring AYE Lender Agent, and the retiring AYE Lender Agent shall be discharged from its duties and obligations under the AYE Loan Documents. After any retiring AYE Lender Agent's resignation or removal hereunder as AYE Lender Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was AYE Lender Agent under this Agreement.

ARTICLE VIII MISCELLANEOUS

                   SECTION 8.01.     Amendments, Etc.  No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required AYE Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the AYE Lenders, do any of the following at any time: (i) waive any of the conditions specified in Section 3.01 or, in the case of the initial Borrowing or initial issuance of the Letter of Credit, Section 3.02, (ii) change the percentage of (A) the Commitments, (B) the aggregate unpaid principal amount of the Advances or (C) the Available Amount of the Letter of Credit that, in each case, shall be required for the AYE Lenders or any of them to take any action hereunder, (iii) amend this Section 8.01, (iv) increase the Commitment of any AYE Lender or subject any AYE Lender to any additional obligation, (v) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (vi) postpone any date scheduled for any payment of principal of, or interest on, the Notes (including pursuant to Section 2.04, 2.06 or 2.07) or any date fixed for payment of fees or other amounts payable hereunder or (vii) limit the liability of any Borrower under any of the AYE Loan Documents; provided that no amendment, waiver or consent shall, unless in writing and signed by the AYE Issuing Bank, in addition to the AYE Lenders required above to take such action, affect the rights or obligations of the AYE Issuing Bank under this Agreement; provided further that no amendment, waiver or consent shall, unless in writing and signed by the AYE Lender Agent in addition to the AYE Lenders required above to take such action, affect the rights or duties of the AYE Lender Agent under this Agreement or the other AYE Loan Documents.

                   SECTION 8.02.     Notices, Etc.  All notices and other communications provided for hereunder shall be either (a) in writing (including telecopier communication) and mailed, telecopied or otherwise delivered or (b) by electronic mail or other electronic means (if electronic mail addresses are designated as provided below), if to any Borrower, the AYE Lender Agent or any Initial AYE Lender Party, at its address specified in Schedule IV; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, telecopied or sent by electronic mail or otherwise, be effective when deposited in the mails, telecopied or sent by electronic mail with confirmed delivery notice, or otherwise delivered (or confirmed by a signed receipt), respectively, addressed as aforesaid, except that notices and communications to the AYE Lender Agent pursuant to Article II, III or VII shall not be effective until received by the AYE Lender Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

                   SECTION 8.03.     No Waiver; Remedies.  No failure on the part of any AYE Lender Party or the AYE Lender Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                   SECTION 8.04.     Costs and Expenses.  (a)  The Parent agrees to pay on demand (i) all costs and expenses of the AYE Lender Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the AYE Loan Documents (including (A) all due diligence, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the AYE Lender Agent with respect thereto, with respect to advising the AYE Lender Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the AYE Loan Documents, with respect to negotiations with any Borrower or with other creditors of any Borrower or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the AYE Lender Agent and each AYE Lender Party in connection with the enforcement of the AYE Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding or any restructuring or workout, in each case, affecting creditors' rights generally (including the reasonable fees and expenses of counsel for the AYE Lender Agent and each AYE Lender Party with respect thereto).

                   (b)     Each Borrower agrees to indemnify, defend and save and hold harmless the AYE Lender Agent, each AYE Lender Party and each of their Affiliates and their respective officers, directors, employees, agents, attorneys and advisors (each, an "Indemnified Party") from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the AYE Facility, the actual or proposed use of the proceeds of the Advances or the Letter of Credit, the AYE Loan Documents or any of the transactions contemplated thereby, (ii) the issuance or transfer of, or payment or failure to pay under, the Letter of Credit or (iii) the actual or alleged presence of Hazardous Materials requiring remediation or other response pursuant to Environmental Law on any property of such Borrower or any of its Subsidiaries or any Environmental Action relating in any way to such Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly and primarily from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated under the AYE Loan Documents are consummated. Each Borrower also agrees not to assert any claim against the AYE Lender Agent, any AYE Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents, attorneys and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the AYE Facility, the actual or proposed use of the proceeds of the Advances or the Letter of Credit, the AYE Loan Documents or any of the transactions contemplated by the AYE Loan Documents.

                   (c)     If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by any Borrower to or for the account of a AYE Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if any Borrower fails to make any payment or prepayment of an Advance owing by such Borrower for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, such Borrower shall, upon demand by such AYE Lender Party (with a copy of such demand to the AYE Lender Agent), pay to the AYE Lender Agent for the account of such AYE Lender Party any amounts required to compensate such AYE Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any AYE Lender Party to fund or maintain Advances owing by such Borrower.

                   (d)     If any Borrower fails to pay when due any costs, expenses or other amounts payable by it under any AYE Loan Document, including fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Borrower by the AYE Lender Agent or any AYE Lender Party, in its sole discretion.

                   (e)     Without prejudice to the survival of any other agreement of any Borrower hereunder or under any other AYE Loan Document, the agreements and obligations of the Borrowers contained in Sections 2.10 and 2.12 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other AYE Loan Documents.

                   SECTION 8.05.     Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the AYE Lender Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, the AYE Lender Agent and each AYE Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the AYE Lender Agent, such AYE Lender Party or such Affiliate to or for the credit or the account of any Borrower against any and all of the Obligations of such Borrower now or hereafter existing under the AYE Loan Documents, irrespective of whether the AYE Lender Agent or such AYE Lender Party shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured. The AYE Lender Agent and each AYE Lender Party agrees promptly to notify the Borrowers after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the AYE Lender Agent and each AYE Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Agent, such AYE Lender Party and their respective Affiliates may have.

                   SECTION 8.06.     Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrowers and the AYE Lender Agent shall have been notified by each Initial AYE Lender Party that such Initial AYE Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the AYE Lender Agent and each AYE Lender Party and their respective successors and assigns, except that none of the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the AYE Lender Parties.

                   SECTION 8.07.     Assignments and Participations.  (a)  Each AYE Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of all of the Loan Commitment and Advances, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a AYE Lender, an Affiliate of any AYE Lender or an Approved Fund of any AYE Lender or an assignment of all of a AYE Lender's rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the AYE Lender Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower) under each Facility, (iii) each such assignment shall be to an Eligible Assignee, (iv) no such assignments shall be permitted without the consent of the AYE Lender Agent and the AYE Issuing Bank (each such consent not to be unreasonably withheld), except assignments to an Affiliate of any AYE Lender, (vii) the parties to each such assignment shall execute and deliver to the AYE Lender Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,000 and (viii) each such assignment shall be made on a pro rata basis with respect to each of (A) such AYE Lender's Loan Advances and Letter of Credit Advances and (B) such AYE Lender's Loan Commitment and Letter of Credit Commitment.

                   (b)     The AYE Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of the Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the AYE Lender Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,000.

                   (c)     Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a AYE Lender or AYE Issuing Bank, as the case may be, hereunder and (ii) the AYE Lender or AYE Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning AYE Lender's or AYE Issuing Bank's rights and obligations under this Agreement, such AYE Lender or AYE Issuing Bank shall cease to be a party hereto).

                   (d)     By executing and delivering an Assignment and Acceptance, each AYE Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning AYE Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any AYE Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any AYE Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning AYE Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under any AYE Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning AYE Lender Party or any other AYE Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each of the AYE Lender Agent and the AYE/AESC Intercreditor Agent to take such action as agent on its behalf and to exercise such powers and discretion under the AYE Loan Documents as are delegated to the AYE Lender Agent and the AYE/AESC Intercreditor Agent, respectively, by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a AYE Lender or AYE Issuing Bank, as the case may be.

                   (e)     The AYE Lender Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the AYE Lender Parties and the Loan Commitments and Letter of Credit Commitments of, and principal amount of the Advances owing to, each AYE Lender Party from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the AYE Lender Agent and the AYE Lender Parties shall treat each Person whose name is recorded in the Register as a AYE Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or the AYE Lender Agent or any AYE Lender Party at any reasonable time and from time to time upon reasonable prior notice.

                   (f)     Upon its receipt of an Assignment and Acceptance executed by an assigning AYE Lender Party and an assignee, together with any Note or Notes subject to such assignment, the AYE Lender Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers. In the case of any assignment by a AYE Lender, within five Business Days after its receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the AYE Lender Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each AYE Facility pursuant to such Assignment and Acceptance and, if any assigning AYE Lender has retained a Commitment hereunder under such AYE Facility, a new Note to the order of such assigning AYE Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A.

                   (g)     Each AYE Lender Party may sell participations to one or more Persons (other than any Borrower or any Affiliate of any Borrower) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan Commitment and Letter of Credit Commitment, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such AYE Lender Party's obligations under this Agreement (including its Loan Commitment and Letter of Credit Commitment) shall remain unchanged, (ii) such AYE Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such AYE Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the AYE Lender Agent and the other AYE Lender Parties shall continue to deal solely and directly with such AYE Lender Party in connection with such AYE Lender Party's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any AYE Loan Document, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

                   (h)     Notwithstanding anything in this Agreement to the contrary (including any other provision regarding assignments, participations, transfers or novations), any AYE Lender (a "Granting Lender") may, without the consent of any other party hereto, grant to a special purpose vehicle (whether a corporation, partnership, limited liability company, trust or otherwise, an "SPV") sponsored or managed by the Granting Lender or any Affiliate thereof, a participation in all or any part of any Advance (including the Loan Commitment therefor) that such Granting Lender has made or will make pursuant to this Agreement; provided that (i) such Granting Lender's obligations under this Agreement (including its Loan Commitment) shall remain unchanged; (ii) such Granting Lender shall remain the holder of its Note for all purposes under this Agreement; and (iii) the Borrowers, the AYE Lender Agent and the other AYE Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender's rights and obligations under the AYE Loan Documents. Each party hereto hereby agrees that (A) no SPV will be entitled to any rights or benefits that an AYE Lender would not otherwise be entitled to under this Agreement or any other AYE Loan Document; and (B) an SPV may assign its interest in any Advance under this Agreement to any Person that would constitute an AYE Lender subject to the satisfaction of all requirements for an assignment by any AYE Lender set forth in this Section 8.07. Notwithstanding anything in this Agreement to the contrary, the Granting Lender and any SPV may, without the consent of any other party to this Agreement, and without limiting any other rights of disclosure of the Granting Lender under this Agreement, disclose on a confidential basis any non-public information relating to its funding of Advances to (1) (in the case of the Granting Lender) any actual or prospective SPV, (2) (in the case of an SPV) its lenders, sureties, reinsurers, guarantors or credit liquidity enhancers, (3) their respective directors, officers, and advisors, and (4) any rating agency.

                   (i)     Any AYE Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such AYE Lender Party by or on behalf of the Borrowers; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such AYE Lender Party.

                   (j)     Notwithstanding any other provision set forth in this Agreement, any AYE Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

                   SECTION 8.08.     Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

                   SECTION 8.09.     No Liability of the AYE Issuing Bank.  The Parent assumes all risks of the acts or omissions of any beneficiary or transferee of the Letter of Credit with respect to its use of the Letter of Credit. Neither the AYE Issuing Bank, any of its Affiliates, nor any of their respective officers, directors, agents, employees, attorneys and advisors shall be liable or responsible for: (a) the use that may be made of the Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the AYE Issuing Bank against presentation of documents that do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except that the Parent shall have a claim against the AYE Issuing Bank, and AYE Issuing Bank shall be liable to the Parent, to the extent of any direct, but not consequential, damages suffered by the Parent that the Parent proves were directly and primarily caused by (i) the AYE Issuing Bank's willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under the Letter of Credit comply with the terms thereof or (ii) the AYE Issuing Bank's willful failure to make lawful payment under the Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the AYE Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of the Letter of Credit.

                   SECTION 8.10.     Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other AYE Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other AYE Loan Documents in the courts of any jurisdiction.

                   (b)     Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other AYE Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.11. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

                   SECTION 8.12.     Waiver of Jury Trial.  Each of the Borrowers, the AYE Lender Agent and the AYE Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the AYE Loan Documents, the Advances, the Letter of Credit or the actions of any Agent or any AYE Lender Party in the negotiation, administration, performance or enforcement thereof.

                   SECTION 8.13.     Disclosure Under the Intercreditor Agreement.  In connection with determining amounts payable by any Borrower under the AYE Loan Documents or by AESC under the AESC Loan Documents, including, in each case, by way of cash collateralization, each of the Borrowers hereby consents to the AYE Lender Agent disclosing to the other Persons party to the Intercreditor Agreement any information relating to the Senior Debt Obligations, the Hagerstown Facility and/or to such Borrower or its Subsidiaries, in each case, as furnished to the AYE Lender Agent by or on behalf of such Borrower.

                   SECTION 8.14.     Confidentiality.  (a)  The Borrowers, each AYE Lender Party and the AYE Lender Agent hereby agree that each of the Borrowers, each AYE Lender Party and the AYE Lender Agent (and each of their respective, and their respective Affiliates', directors, officers, employees, agents and advisors) is, and has been from the commencement of discussions with respect to the Transaction, permitted to disclose to any and all Persons, without limitation of any kind, the structure and tax aspects (within the meaning of Sections 6011 and 6111 of the Code and the regulations promulgated thereunder) of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are or have been delivered to any Borrower, any AYE Lender Party or the AYE Lender Agent related to such structure and tax aspects. In this regard, each of the Borrowers, each AYE Lender Party and the AYE Lender Agent acknowledges and agrees that its disclosure of the structure or tax aspects of the Transaction is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). Furthermore, each of the Borrowers, the AYE Lender Parties and the AYE Lender Agent acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information relating to the structure or tax aspects of the Transaction is limited in any other manner (such as where the Transaction is claimed to be proprietary or exclusive) for the benefit of any other Person. To the extent that disclosure of the structure or tax aspects of the Transaction by the Borrowers, the AYE Lender Agent or the AYE Lender Parties is limited by any existing agreement between the Borrowers and the AYE Lender Agent or the AYE Lender Parties, such limitation is agreed to be void ab initio and such agreement is hereby amended to permit disclosure of the structure and tax aspects of the Transaction as provided in this paragraph (a).

                   (b)     Subject to paragraph (a) of this Section 8.14, neither the AYE Lender Agent nor any AYE Lender Party may disclose to any Person any confidential, proprietary or non-public information of the Borrowers (such information being referred to collectively herein as the "Borrower Information"), except that each the AYE Lender Agent and each of the AYE Lender Parties may disclose Borrower Information (i) to its and its Affiliates' employees, officers, directors, agents, swap counterparties and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other AYE Loan Document or any suit, action or proceeding relating to this Agreement or any other AYE Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.14, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, including, in the case of any securitization or collateralization of, or other similar transaction relating to, its Commitments or Senior Debt Obligations by any AYE Lender Party, disclosure to any necessary Person in connection with such securitization, collateralization or other transaction (including any funding vehicle organized to undertake or effectuate such securitization, collateralization or other transaction, its lenders, sureties, reinsurers, swap counterparties, guarantors or credit liquidity enhancers, their respective directors, officers, and advisors, and any rating agency), (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.14 by the AYE Lender Agent or such AYE Lender Party, or (B) is or becomes available to the AYE Lender Agent or such AYE Lender Party on a nonconfidential basis from a source other than the Borrowers and (viii) with the consent of the Parent.

Subject to paragraph (a) of this Section 8.14, the Borrowers may not disclose to any Person the amount or terms of any fees payable to the AYE Lender Agent or any AYE Lender Party (such information being collectively referred to herein as the "Facility Information"), except that the Borrowers may disclose the Facility Information (i) to its and its Affiliates' employees, officers, directors, agents and advisors who have a need to know the Facility Information in connection with this Agreement and the transactions contemplated hereby or (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process.

                   SECTION 8.15.     Survival of Existing Indemnities.  Without prejudice to any agreement of any Borrower hereunder or under any other AYE Loan Document, the indemnification and expense reimbursement obligations of each Borrower contained in the Existing AYE Debt Documents to which it is a party shall survive the Closing Date and the payment in full of principal, interest and all other amounts payable thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ALLEGHENY ENERGY, INC., as Borrower and as Parent By: /s/ REGIS F. BINDER Name: Regis F. Binder Title: Vice President and Treasurer

MONONGAHELA POWER COMPANY, as Borrower By /s/ REGIS F. BINDER Name: Regis F. Binder Title: Treasurer

WEST PENN POWER COMPANY, as Borrower By /s/ REGIS F. BINDER Name: Regis F. Binder Title: Treasurer

CITIBANK, N.A., as AYE Lender Agent By /s/ ROBERT J. HARRITY, JR. Name: Robert J. Harrity, Jr. Title:

CITICORP USA, INC., as Initial AYE Lender By /s/ ROBERT J. HARRITY, JR. Name: Robert J. Harrity, Jr. Title:

THE BANK OF NOVA SCOTIA, as Initial AYE Lender By /s/ JULIET K. M. ECK Name: Juliet K. M. Eck Title: Director

PNC BANK, NATIONAL ASSOCIATION, as Initial AYE Lender By /s/ THOMAS A. MAJESKI Name: Thomas A. Majeski Title: Vice President

MELLON BANK, N.A., as Initial AYE Lender By /s/ ALAN J. KOPOLOW Name: Alan J. Kopolow Title: First Vice President

JPMORGAN CHASE BANK, as Initial AYE Lender By /s/ WILLIAM A. AUSTIN Name: William A. Austin Title: Vice President

BANK OF AMERICA N.A., as Initial AYE Lender By /s/ JOHN F. REGISTER Name: John F. Register Title: Principal

$305,000,000

CREDIT AGREEMENT

Dated as of February 21, 2003

Among

ALLEGHENY ENERGY, INC.,
MONONGAHELA POWER COMPANY
and
WEST PENN POWER COMPANY

as Borrowers

and

THE INITIAL LENDERS AND INITIAL ISSUING BANK NAMED HEREIN

as Initial AYE Lenders and Initial AYE Issuing Bank

and

CITIBANK, N.A.

as AYE Lender Agent

SALOMON SMITH BARNEY INC.	J.P. MORGAN SECURITIES INC.	SCOTIA CAPITAL (USA) INC.
As Joint Lead Arrangers

SCHEDULES

Schedule I                 -                Existing AYE Debt, Existing AYE Lenders and Existing AYE
                                                   Debt Documents
Schedule II                -               Commitments and Applicable Lending Offices
Schedule III              -                Existing Debt
Schedule IV              -                Contact Information

Schedule 4.01(c)       -                Authorization, Approvals, Actions, Notices and Filings
Schedule 4.01(e)       -                Disclosed Litigation
Schedule 4.01(f)       -                Disclosed Information
Schedule 4.01(l)       -                Certain Environmental Matters
Schedule 4.01(q)       -                Investments
Schedule 4.01(t)       -                 Existing Hedge Agreement Defaults
Schedule 4.01(c)       -                Incidental Businesses

EXHIBITS

Exhibit A                  -               Form of Notice
Exhibit B                  -               Form of Notice of Borrowing
Exhibit C                  -               Form of Assignment and Acceptance